Exhibit 6.8

WORLD OF BEER FRANCHISING, INC.

FRANCHISE AGREEMENT

December 15, 2015	CAMBRIDGE CRAFT, LLC
AGREEMENT DATE	NAME OF FRANCHISE

STORE LOCATION:	ADDRESS OF FRANCHISE:

100 Cambridgeside PL	505 South Flagler Drive
Cambridge, MA 02141	Suite 1010
West Palm Beach, Florida 33401

THIS AGREEMENT REQUIRES CERTAIN DISPUTES TO BE SUBMITTED TO BINDING ARBITRATION.

i

7.	TRAINING AND ASSISTANCE		15

	7.1	INITIAL TRAINING.	15
	7.2	FAILURE TO COMPLETE INITIAL TRAINING	15
	7.3	OPENING ASSISTANCE.	16
	7.4	ONGOING ASSISTANCE,	16
	7.5	ADDITIONAL TRAINING.	16
	7.6	ANNUAL CONFERENCE	16
	7.7	GENERAL GUIDANCE	17
	7.8	YOUR CERTIFIED TRAINING PROGRAMS.	17

8.	MARKS		17

	8.1	OWNERSHIP AND GOODWILL OF MARKS	17
	8.2	LIMITATIONS ON YOUR USE OF MARKS.	18
	8.3	NOTIFICATION OF INFRINGEMENTS AND CLAIMS.	18
	8.4	DISCONTINUANCE OF USE OF MARKS.	18
	8.5	INDEMNIFICATION	18
	8.6	SIGNAGE	19

9.	CONFIDENTIAL INFORMATION		19

	9.1	TYPES OF CONFIDENTIAL INFORMATION,	19
	9.2	DISCLOSURE AND LIMITATIONS ON USE	20
	9.3	CONFIDENTIALITY OBLIGATIONS.	20
	9.4	EXCEPTIONS TO CONFIDENTIALITY.	20

10.	EXCLUSIVE RELATIONSHIP		21

11.	OPERATION AND SYSTEM STANDARDS		21

	11.1	CONFIDENTIAL OPERATIONS MANUAL	21
	11.2	COMPLIANCE WITH SYSTEM STANDARDS	22
	11.3	MODIFICATION OF SYSTEM STANDARDS.	23
	11.4	INTERIOR AND EXTERIOR UPKEEP.	24
	11.5	HOURS OF OPERATION.	24
	11.6	TRADE ACCOUNTS AND TAXES.	24
	11.7	PROPRIETARY PRODUCTS.	24
	11.8	APPROVED PRODUCTS	24
	11.9	PRICING.	25
	11.10	BEER AND WINE LICENSES AND BUSINESS LICENSES	25
	11.11	COMPLIANCE WITH LAWS	25
	11.12	MANAGEMENT,	25
	11.13	PERSONNEL.	26
	11.14	ALCOHOLIC BEVERAGE AND/OR FOOD AGREEMENTS.	26

12.	POINT OF SALE SYSTEM AND INFORMATION TECHNOLOGY		26

13.	MARKETING AND PROMOTION		27

	13.1	GRAND OPENING	27
	13.2	ESTABLISHMENT OF MARKETING AND DEVELOPMENT FUND	28
	13.3	USE OF THE FUNDS	28
	13.4	ACCOUNTING FOR THE FUNDS.	29
	13.5	MARKETING AND DEVELOPMENT FUND LIMITATIONS.	29
	13.6	LOCAL ADVERTISING.	29
	13.7	COOPERATIVE ADVERTISING AND PROMOTION	29
	13.8	APPROVAL OF ADVERTISING.	30
	13.9	TELEPHONE DIRECTORY ADVERTISING,	30
	13.10	INTERNET MARKETING	30

	13.11	SUPPLEMENTAL MARKETING.	31

14.	RECORDS, REPORTS AND FINANCIAL STATEMENTS		31

	14.1	ACCOUNTING SYSTEM	31
	14.2	ACCOUNTING, COMPUTERS AND RECORDS,	31
	14.3	REPORTS.	31
	14.4	ACCESS TO INFORMATION.	32
	14.5	COPIES OF REPORTS.	32

15.	INSPECTIONS AND AUDITS		32

	15.1	OUR RIGHT TO INSPECT THE WOB TAVERN	32
	15.2	OUR RIGHT TO AUDIT.	33

16.	INSURANCE		33

17.	ADVISORY COUNCIL		34

	17.1	OUR RIGHT TO CREATE ADVISORY COUNCIL	34
	17.2	YOUR MEMBERSHIP IN FRANCHISE ADVISORY COUNCIL.	34

18.	TRANSFER		34

	18.1	BY Us	34
	18.2	BY You	34
	18.3	CONDITIONS FOR APPROVAL OF TRANSFER	35
	18.4	TRANSFER TO A BUSINESS ENTITY	36
	18.5	TRANSFER UPON DEATH OR DISABILITY	36
	18.6	OPERATION UPON DEATH OR DISABILITY	37
	18.7	EFFECT OF CONSENT TO TRANSFER	37
	18.8	OUR RIGHT OF FIRST REFUSAL.	37

19.	TERMINATION OF AGREEMENT		38

	19.1	BY You	38
	19.2	BY US	38

20.	RIGHTS AND OBLIGATIONS UPON TERMINATION		40

	20.1	PAYMENT OF AMOUNTS OWED TO qs.	40
	20.2	MARKS	40
	20.3	CONFIDENTIAL INFORMATION.	41
	20.4	COMPETITIVE RESTRICTIONS.	41
	20.5	OUR RIGHT TO PURCHASE	42
	20.6	CONTINUING OBLIGATIONS	43

21.	RELATIONSHIP OF THE PARTIES/INDEMNIFICATION		43

	21.1	INDEPENDENT CONTRACTORS.	43
	21.2	No LIABILITY FOR ACTS OF OTHER PARTY	44
	21.3	TAXES.	44
	21.4	INDEMNIFICATION.	44

22.	ENFORCEMENT		44

	22.1	SEVERABILITY; SUBSTITUTION OF VALID PROVISIONS	44
	22.2	WAIVERS	45
	22.3	LIMITATION OF LIABILITY.	45
	22.4	APPROVAL AND CONSENTS.	45
	22.5	WAIVER OF PUNITIVE DAMAGES	45
	22.6	LIMITATIONS OF CLAIMS.	45
	22.7	GOVERNING LAW.	45
	22.8	JURISDICTION.	46

	22.9	WAIVER OF JURY TRIAL.	46
	22.10	CUMULATIVE REMEDIES.	46
	22.11	COSTS AND ATTORNEYS' FEES.	46
	22.12	BINDING EFFECT.	46
	22.13	ENTIRE AGREEMENT.	46
	22.14	No LIABILITY TO OTHERS; NO OTHER BENEFICIARIES.	46
	22.15	CONSTRUCTION.	47
	22.16	CERTAIN DEFINITIONS	47
	22.17	TIMING.	47
	22.18	PRIVATE DISPUTES	47

23.	DISPUTE RESOLUTION		47

	23.1	MEDIATION	47
	23.2	AGREEMENT TO ARBITRATE	48
	23.3	PLACE AND PROCEDURE	48
	23.4	AWARDS AND DECISIONS	48
	23.5	SPECIFIC PERFORMANCE	49
	23.6	THIRD PARTIES	49
	23.7	SURVIVAL	49

24.	NOTICES AND PAYMENTS		49

EXHIBITS:

Exhibit A	The Site	A-1
Exhibit B	Map or Description of Designated Area	B-1
Exhibit C	Map or Description of Protected Territory	C-1
Exhibit D	Index	D-1

WORLD OF BEER FRANCHISING, INC.
FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT (the "Agreement") is effective as of December 15, 2015 (the "Agreement Date"). The parties to this Agreement are WORLD OF BEER FRANCHISING, INC., a Florida corporation, with its principal business address at 10910 Sheldon Road, Tampa, Florida 33626 (referred to in this Agreement as "Franchisor," "we," "us" or "our"), and CAMBRIDGE CRAFT, LLC, a Massachusetts limited liability company, whose principal business address is 505 South Flagler Drive, Suite 1010, West Palm Beach, Florida 33401 (referred to in this Agreement as "you," "your" or "Franchisee").

1. INTRODUCTION

1.1 The WORLD OF BEER, System. We and our affiliates have expended considerable time and effort in developing retail alcohol establishments that offer and sell bottled and canned imported and domestic beers, wines, cigars and certain other products we authorize from time to time for retail take out as well as serving draft, bottled and canned domestic and imported beers, wines, cigars and certain food products and other products we authorize from time to time for on-premises consumption in a distinctive and innovative store and pub environment ("WOB Taverns" or "Taverns"). WOB Taverns operate under the Marks (defined below) and under distinctive business formats, methods, procedures, designs, layouts, signs, equipment, menus, recipes, trade dress, standards and specifications, all of which we may improve, further develop or otherwise modify from time to time (collectively, the "System").

We use, promote and license certain trademarks, service marks and other commercial symbols in the operation of WOB Taverns, including the trade name, trademark and service mark "WORLD OF BEER®" and other associated logos, designs, artwork and trade dress, which have gained and continue to gain public acceptance and goodwill, and may create, use and license additional trademarks, service marks and commercial symbols in conjunction with the operation of WOB Taverns (collectively, the "Marks"). We grant to persons who meet our qualifications and are willing to undertake the investment and effort, a franchise to own and operate a WOB Tavern offering the products (food and non-food) and services we authorize and approve and utilizing the System. You have applied for a franchise to own and operate a WOB Tavern.

1.2 Acknowledgments. You acknowledge and agree that:

(a) you have read this Agreement and our Franchise Disclosure Document;

(b) you understand and accept the terms, conditions and covenants contained in this Agreement as being reasonably necessary to maintain our high standards of quality and service and the uniformity of those standards at each Tavern and to protect and preserve the goodwill of the Marks;

(c) you have conducted an independent investigation of the business venture contemplated by this Agreement and recognize that, like any other business, the nature of the business conducted by a Tavern may evolve and change over time;

(d) an investment in a WOB Tavern involves business risks and that your business abilities and efforts are vital to the success of the venture;

(e) any information you acquire from other WOB Tavern franchisees relating to their sales, profits or cash flows does not constitute information obtained from us, nor do we make any representation as to the accuracy of any such information;

(f) in all of their dealings with you, our officers, directors, employees and agents act only in a representative, and not in an individual, capacity. All business dealings between you and such persons as a result of this Agreement are solely between you and us;

(g) we have advised you to have this Agreement reviewed and explained to you by an attorney; and

(h) you have received our Franchise Disclosure Document at least 14 days before signing a binding agreement or before making any payment to us or our affiliate(s) relating to this Agreement.

1.3 Representations. As an inducement to our entry into this Agreement, you represent and warrant to us that:

(a) all statements you have made and all materials you have submitted to us in connection with your purchase of the franchise are accurate and complete and you have made no misrepresentations or material omissions in obtaining the franchise;

(b) you will at all times faithfully, honestly and diligently perform your obligations, continuously exert your best efforts to promote and enhance the business and not engage in any other business or activity that conflicts with your obligations to operate the business in compliance with this Agreement;

(c) you will comply with and/or assist us to the fullest extent possible in our efforts to comply with Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any governmental authority addressing or in any way relating to terrorist acts and acts of war (the "Anti-Terrorism Laws"); and

(d) neither you nor any of your owners, employees, agents, or property or interests are subject to being "blocked" under any of the Anti-Terrorism Laws and that neither you nor they are otherwise in violation of any of the Anti-Terrorism Laws.

Our approval of your request to purchase this Franchise is made in reliance on all of your representations and warranties. Any violation of these representations and warranties, or any Anti-Terrorism Laws, by you or your owners, or your or your owners' agents or employees, or any "blocking" of your or their assets under the Anti-Terrorism Laws, will constitute grounds for immediate termination of this Agreement and any other agreements you have entered into with us or any of our affiliates.

1.4 No Warranties. We expressly disclaim the making of, and you acknowledge that you have not received or relied upon, any warranty or guaranty, express or implied, as to the revenues, sales, profits or success of the business venture contemplated by this Agreement or the extent to which we will continue to develop and expand the network of WOB Taverns. You acknowledge and understand the following:

(a) any statement regarding the potential or probable revenues, sales or profits of the business venture, or of any of services, benefits or commitments we are to make available to you, are made solely in the Franchise Disclosure Document delivered to you prior to signing this Agreement;

(b) any statement regarding the potential or probable revenues, sales or profits of the business venture or statistical information regarding any existing WOB Tavern owned by us or our affiliates that is not contained in our Franchise Disclosure Document is unauthorized, unwarranted and unreliable and should be reported to us immediately; and

(c) you have not received or relied on any representations about us or our franchising program or policies made by us, or our officers, directors, employees or agents, that are contrary to the statements made in our Franchise Disclosure Document or to the terms of this Agreement. If there are any exceptions to any of the foregoing, you agree to: (i) immediately notify our President; and (ii) note such exceptions by attaching a statement of exceptions to this Agreement prior to signing it.

1.5 Business Organization. If you are, or at any time become, a business corporation, partnership, limited liability company or other legal entity ("Business Entity"), you agree and represent that:

(a) you have the authority to execute, deliver and perform your obligations under this Agreement and are duly organized or formed and validly existing in good standing under the laws of the state of your incorporation or formation;

(b) your organizational or governing documents will recite that the issuance and transfer of any ownership interests in you are restricted by the terms of this Agreement, and all certificates and other documents representing ownership interests in you will bear a legend referring to the restrictions of this Agreement;

(c) you will complete a "Principal Owner's Statement," which will completely and accurately describe all of your owners and their interests in you, and everyone who has voting or management rights and obligations. A copy of our current form of Principal Owner's Statement is attached to the Franchise Disclosure Document;

(d) you and your owners agree to revise the Principal Owner's Statement as may be necessary to reflect any ownership changes and to furnish such other information about your organization or formation as we may request (no ownership changes may be made without our approval);

(e) each of your owners during the term of this Agreement will sign and deliver to us our standard form of Principal Owner's Guaranty undertaking to be bound jointly and severally by all provisions of this Agreement and any other agreements between you and us. A copy of our current form of Principal Owner's Guaranty is attached to our Franchise Disclosure Document; and

(f) at our request, you will furnish true and correct copies of all documents and contracts governing the rights, obligations and powers of your owners and agents (like articles of incorporation or organization and partnership, operating or shareholder agreements).

1.6 Operating Principal/Management of Business. You acknowledge and agree that your personal participation and day-to-day involvement in the management and operation of the WOB Tavern is critical to its success and that we are granting this Franchise to you solely on the condition that you agree, and you therefore do agree, as follows:

(a) If you are, or at any time become, a Business Entity, you must designate as the "Operating Principal" an individual approved by us who must: (i) own and control, or have the right to own and control (subject to terms and conditions reasonably acceptable to us), not less than 10% of your equity interests; (ii) have the authority to bind you regarding all operational decisions with respect to your WOB Tavern; (iii) be actively employed on a full-time basis to manage the WOB Tavern's operations; and (iv) have satisfactorily completed our initial training program and any other training programs we require from time to time.

(b) You (or your Operating Principal) must: (1) exert your full-time and best efforts to the development and operation of the WOB Tavern and other WOB Taverns that you own (if any); and (ii) not engage in any other business or activity, directly or indirectly, that requires substantial management responsibility or time commitments or otherwise may conflict with your obligations hereunder.

(c) At all times, you (or your Operating Principal) must meet our initial and ongoing training and qualifications for WOB Tavern managers and participate personally on a daily basis in the direct operation of the WOB Tavern. In addition, at all times, the WOB Tavern must be managed by a general manager and one other management-level employee who both have satisfactorily completed our initial training program.

(d) If, at any time, your Operating Principal cannot fulfill its responsibilities under this Agreement, you must appoint a replacement from among your owners, subject to our approval, to serve as the replacement Operating Principal.

2. GRANT AND TERM

2.1 Term. The term of the Franchise and this Agreement begins on the Agreement Date and expires ten (10) years from the Agreement Date. This Agreement may be terminated before it expires in accordance with its terms.

2.2 Grant of Franchise. You have applied for a franchise to own and operate a WOB Tavern only at a location we have approved (the "Site"). Subject to the terms of and upon the conditions contained in this Agreement, we grant you a franchise (the "Franchise") to: (a) operate a single WOB Tavern at the Site, and at no other location (temporary or permanent); (b) use the Marks solely in connection with operating the WOB Tavern; and (c) use the System in the operation of the WOB Tavern. We grant you the right to an exclusive territory as provided in Section 2.4 below. You agree to sell and offer for sale authorized products (food and non-food) and services only at the Site and to refrain from off-premises sales or catering unless expressly authorized by us in writing. You must follow all of our standards and specifications for extra-territorial activities which we may designate, change, alter or amend at any time upon notice to you.

At all times, you (if you are an individual) or your Operating Principal (if you are a Business Entity) must meet our qualifications for WOB store managers and participate personally on a daily basis in the direct operation of the WOB Tavern: In addition, at all times, the WOB Tavern must be managed by a general manager and one other management-level employee who have both satisfactorily completed our initial training program.

2.3 Your Site. Within 90 days after signing this Agreement, you must locate premises that we (in our sole judgment) have approved and sign a lease or otherwise acquire the right to possess the Site on terms acceptable to us. Once approved, the Site for your WOB Tavern will be designated in Exhibit A. In the event the Site of the WOB Tavern has not yet been determined as of the date of this Agreement, then the geographical area in which the WOB Tavern is to be located will be within a defined area which is described or otherwise mapped out in Exhibit B ("Designated Area"). At such time as the location of the Site has been determined in accordance with Section 4.1, the address of the Site will be inserted in Exhibit A. You acknowledge and understand that the Designated Area is delineated for the sole purpose of site selection and does not confer any territorial exclusivity or protection.

2.4 Protected Territory. We will designate a geographic area as your exclusive area and it will be described in Exhibit C ("Protected Territory"). As long as you are in compliance with this Agreement, then during the term of this Agreement, we will not ourselves, nor grant a franchise to someone else to, open and operate a full-service WOB Tavern at a fixed or permanent location inside the Protected Territory.

Notwithstanding the forgoing, certain locations within and outside the Protected Territory are by their nature distinctive and separate in character from sites generally developed as WOB Taverns. As a result, Special Locations (as defined in Section 2.5 below) are excluded from the Protected Territory and we and our affiliates have the right, without granting any rights to you, to develop or franchise WOB Taverns or other retail alcohol and/or food outlets using any part or all of the System and/or Marks at such locations.

2.5 Rights We Reserve. We reserve all rights that we have not expressly granted to you. We (and our affiliates) retain the right, in our sole discretion, to:

(a) establish and operate, and grant to others the right to establish and operate, businesses under the System and Marks at any location outside of the Protected Territory (even immediately outside the border of the Protected Territory), on such terms and conditions as we deem appropriate;

(b) establish and operate, and grant to others the right to establish and operate, businesses of any kind whatsoever under other systems and using other proprietary marks, both within and outside the Protected Territory, as we deem appropriate;

(c) establish and operate, and grant to others the right to establish and operate, businesses using the Marks at any location within or outside the Protected Territory, on such terms and conditions as we deem appropriate; provided, however, that such other businesses will not be substantially similar to the WOB Tavern if located within the Protected Territory;

(d) market, sell and provide the products and/or services authorized for sale by WOB Taverns under the Marks or other trade names, trademarks, service marks and commercial symbols through alternative channels (like mail order, kiosk, co-branded sites and sites located within other retail businesses, Intranet, Internet, websites, or other forms of e-commerce), including the sale and distribution of products in grocery and other retail stores, for distribution within and outside of your Protected Territory and pursuant to such terms and conditions as we consider appropriate;

(e) establish and operate, and license others to establish and operate, WOB Taverns identified in whole or in part by the name and mark WORLD OF BEER® and/or utilizing the System anywhere including the Protected Territory that are located in facilities like airports, train stations, bus stations, service plazas, stadiums, arenas, convention centers, military and governmental facilities, educational institutions and campuses, hospitals, recreational theme parks, business or industrial food service venues, venues in which food service is or may be provided by a master of concessioner or contract food service provider, warehouse clubs, Indian reservations, casinos, gas stations, convenience stores, hotels, parks and other seasonal facilities, or any similar institutional or captive market location not reasonably available to you ("Special Locations");

(f) acquire the assets or ownership interests of one or more businesses providing products and services similar to those provided at WOB Taverns, and franchising, licensing or creating similar arrangements with respect to these businesses once acquired, wherever these businesses (or the franchisees or licensees of these businesses) are located or operating (including in your Protected Territory);

(g) be acquired (whether through acquisition of assets, ownership interests or otherwise, regardless of the form of transaction), by a business providing products and services similar to those provided at WOB Taverns, or by another business, even if such business operates, franchises and/or licenses Competitive Businesses in the Protected Territory; and

(h) engage in any other activity, action or undertaking that we are not expressly prohibited from taking under this Agreement.

3. SUCCESSOR TERMS

3.1 Your Right to Acquire a Successor Franchise. This Agreement expires ten (10) years from the Agreement Date. Upon expiration, if you (and each of your owners) have substantially complied with this Agreement during its term, and provided that:

(a) you maintain possession of the Site and agree to remodel and/or expand the WOB Tavern, add or replace improvements, equipment and signs and otherwise modify the WOB Tavern as we require to bring it into compliance with specifications and standards then applicable for WOB Taverns, or

(b) if you are unable to maintain possession of the Site, or if in our judgment the WOB Tavern should be relocated, you secure substitute premises we approve, develop such premises in compliance with specifications and standards then applicable for WOB Taverns and continue to operate the WOB Tavern at the Site until operations are transferred to the substitute premises, then, subject to the terms and conditions set forth in this Section 3, you will have the right to acquire successor franchises to operate the store as a WOB Tavern (each a "Successor Franchise"), for three additional consecutive 5-year periods on the terms and conditions of the franchise agreement we are then using in granting Successor Franchises for WOB Taverns (a "Successor Franchise Agreement").

3.2 Grant of a Successor Franchise.

(a) Your Election: You agree to give us written notice of your election to acquire a Successor Franchise during the first 90 days of the 9th year of the term of this Agreement or during the first 90 days of the 4th year of the term of any Successor Franchise. We agree to give you written notice ("Response Notice"), not more than 90 days after we receive your notice, of our decision:

(i)	to grant you a Successor Franchise;

(ii)	to grant you a Successor Franchise on the condition that deficiencies of the WOB Tavern, or in your operation of the WOB Tavern, are corrected; or

(iii)	not to grant you a Successor Franchise based on our determination that you and your owners have not substantially complied with this Agreement during its term.

(b) Response Notice: If applicable, our Response Notice will:

(i)	describe the remodeling and/or expansion of the WOB Tavern and other improvements or modifications required to bring the WOB Tavern into compliance with then applicable specifications and standards for WOB Taverns; and

(ii)	state the actions you have to take to correct operating deficiencies and the time period in which such deficiencies must be corrected.

If we elect not to grant you a Successor Franchise, the Response Notice will describe the reasons for our decision. Your right to acquire a Successor Franchise is subject to your (and your owners') continued compliance with all of the terms and conditions of this Agreement through the date of its expiration, in addition to your (and their) compliance with the obligations described in the Response Notice.

(c) Deficiencies: If our Response Notice states that you must cure certain deficiencies of the WOB Tavern or its operation as a condition to the grant of a Successor Franchise, we will give you written notice of a decision not to grant a Successor Franchise unless you cure such deficiencies, not less than 90 days prior to the expiration of this Agreement. However, we will not be required to give you such notice if we decide not to grant you a Successor Franchise due to your breach of this Agreement during the 90-day period prior to its expiration. If we fail to give you:

(i)	notice of deficiencies in the WOB Tavern, or in your operation of the WOB Tavern, within 90 days after we receive your timely election to acquire a Successor Franchise; or

(ii)	notice of our decision not to grant a Successor Franchise at least 90 days prior to the expiration of this Agreement, if such notice is required;

then we may extend the term of this Agreement for such period of time as is necessary in order to provide you with either reasonable time to correct deficiencies or 90 days notice of our refusal to grant a Successor Franchise.

3.3 Agreements/Releases. If you satisfy all of the other conditions to the grant of a Successor Franchise, you and your owners agree to execute the form of franchise agreement and any ancillary agreements we are then customarily using in connection with the grant of Successor Franchises for WOB Taverns. You and your owners further agree to execute general releases, in form satisfactory to us, of any and all claims against us and our shareholders, officers, directors, employees, agents, successors and assigns. Failure by you or your owners to sign such agreements and releases and deliver them to us for acceptance and execution within 60 days after their delivery to you will be deemed an election not to acquire a Successor Franchise.

3.4 Training and Refresher Programs. Our grant of a Successor Franchise is also conditioned on the satisfactory completion by you, your owners and your managers of any new training and refresher programs as we may reasonably require. You are responsible for travel, living and compensation costs of attendees.

3.5 Fees and Expenses. Our grant of a Successor Franchise is contingent on your payment to us of a Successor Franchise fee of $5,000 ("Successor Franchise Fee"). We must receive the fee from you at the time you sign the Successor Franchise Agreement.

3.6 Subsequent Successor Franchises. The fees and other conditions for any later granting of subsequent Successor Franchises will be governed by the Successor Franchise Agreement (as described above).

4. SITE SELECTION AND DEVELOPMENT

4.1 Site Selection.

(a) Site: Without our prior written consent, you may not operate the WOB Tavern from any location other than the Site that we approve. The Site must meet our criteria, which we will provide to you, for demographic characteristics, traffic patterns, parking, character of neighborhood, competition from and proximity to other businesses and other WOB Taverns, the nature of other businesses in proximity to the proposed site and other commercial characteristics and the size, appearance and other physical characteristics of the proposed site, and any other factors or characteristics we consider appropriate. Our criteria, and our evaluation of them, may vary periodically and from location to location. If you and we are unable to agree on a site for the WOB Tavern, or you have not obtained a fully signed lease agreement for the premises, within 90 days of the Agreement Date, we may terminate this Agreement. We will approve or disapprove a site that you propose within 10 days after we receive from you a complete site report and any other materials that we may reasonably request. If you have not heard from us within such 10-day period, the proposed site is deemed disapproved. No proposed site will be deemed approved by us until we provide to you Exhibit A with that site designated in it and Exhibit A is signed by both you and us.

(b) Relocation of the Tavern: You may not relocate the WOB Tavern without our prior written consent, which may be withheld or delayed, in our sole discretion. If we consent to the Tavern's relocation, you must (i) pay us a fee equal to 20% of our then-current Franchise Fee (as defined in Section 6.1) for expenses we incur in connection with the relocation of your WOB Tavern; and (ii) comply with our then-current standards for new WOB Taverns as part of determining a new site for the Tavern. Any relocation of the Tavern will be at your sole expense. If we consent to the Tavern's relocation, you must reopen the WOB Tavern as soon as practicable, but in no event more than 90 days after the closing of the original Tavern. You are not permitted to relocate the WOB Tavern except pursuant to this Section.

4.2 Acknowledgments Regarding Site Approval. You acknowledge and agree that:

(a) our recommendation or approval of the Site, the Designated Area, or the Protected Territory does not imply, guaranty, assure, warrant or predict profitability or success, express or implied;

(b) our recommendation or approval of the Site, the Designated Area, or the Protected Territory indicates only that we believe that the Site, the Designated Area and the Protected Territory fall within the acceptable demographic and other criteria for sites, designated areas and protected territories that we have established as of the time of such recommendation or approval by us;

(c) application of criteria that have appeared effective with respect to other sites and premises may not accurately reflect the potential for all sites and premises, and, after our approval of a site, demographic and/or other factors included in or excluded from our criteria could change to alter the potential of a site and premises; and

(d) the uncertainty and instability of such criteria are beyond our control, and we will not be responsible for the failure of a Site, Designated Area or Protected Territory to meet expectations as to potential revenue or operational criteria.

4.3 Lease of Site.

(a) Lease of Site: You agree to deliver copies of the proposed lease agreement and related documents to us prior to signing them. You agree not to sign any lease agreement or related documents (or any renewal of it) unless we have previously approved them. Our approval, which will not be unreasonably withheld, will be limited to ensuring that the lease is consistent with this Agreement. You agree to deliver a copy of the signed lease to us within 15 days after its execution along with the Lease Assignment (as defined below).

(b) Lease Assignment: When entering into such a lease, you and the lessor must sign our then-current form of Conditional Assignment of Lease Agreement (the "Lease Assignment"), a copy of which is attached to our Franchise Disclosure Document. You will give the lessor our form of the Lease Assignment when you begin discussions with the prospective lessor. You agree not to sign any lease or renewal of a lease unless you have also obtained the Lease Assignment signed by the lessor.

(c) Mandatory Lease Terms: We may require that the lease or any renewal contain certain provisions, including the following:

(i)	a provision which expressly permits the lessor of the Site to provide us with all revenue and other information it may have related to the operation of your WOB Tavern as we may request;

(ii)	a provision which requires the lessor to contemporaneously provide us with copies of any written notice of default under the lease sent to you and which grants to us, at our option, the right (but not the obligation) to cure any default under the lease (should you fail to do so) within 15 days after the expiration of the period in which you may cure the default;

(iii)	a provision which evidences your right to display the Marks in accordance with the specifications required by the Manuals, subject only to the provisions of applicable law;

(iv)	a provision which requires that any lender or other person will not disturb your possession of the Site so long as the lease term continues and you are not in default (along with such documents as are necessary to ensure that such lenders and other persons are bound);

(v)	a provision which expressly states that any default under the lease which is not cured within any applicable cure period also constitutes grounds for termination of this Agreement;

(vi)	a lease term which is at least equal to the initial term of this Agreement, either through an initial term of that length or rights, at your option, to renew the lease for the full term of this Agreement; and

(vii)	the premises must be operated as a WOB Tavern.

(d) No Warranty: You acknowledge that our approval of the lease for the Site does not constitute a guarantee or warranty, express or implied, of the successful operation or profitability of a WOB Tavern operated at the Site. Such approval indicates only that we believe that the Site and the terms of the lease fall within the acceptable criteria we have established as of the time of our approval. You further acknowledge that we have advised you to have an attorney review and evaluate the lease.

4.4 Ownership and Financing. Instead of leasing a Site, you may propose to purchase, construct, own and operate a WOB Tavern on real property owned by you or through affiliates. You will meet certain conditions if you or your affiliates own a Site or at any time prior to acquisition, or subsequently, you or your affiliates propose to obtain any financing with respect to the Site or for your WOB Tavern or for any Operating Assets in which any of such items are pledged as collateral securing your performance. The form of any purchase contract with the seller of a Site and any related documents, and the form of any loan agreement with or mortgage in favor of any lender and any related documents, must be approved by us before you sign them. Our consent to them may be conditioned upon the inclusion of various terms and conditions, including the following:

(a) a provision which requires any lender or mortgagee concurrently to provide us with a copy of any written notice of deficiency or default under the terms of the loan or mortgage sent to you or your affiliates or the purchaser;

(b) a provision granting us, at our option, the right (but not the obligation) to cure any deficiency or default under the loan or mortgage (should you fail to do so) within 15 days after the expiration of a period in which you may cure such default or deficiency;

(c) a provision which expressly states that any default under the loan or mortgage, if not cured within the applicable time period, constitutes grounds for termination of this Agreement and any default under this Agreement, if not cured within the applicable time period, also constitutes a default under the loan or mortgage; and

(d) your delivery to us of an Agreement to Lease, in a form acceptable to us, which requires you, at our option, to lease the Site to us if the Franchise Agreement is terminated, assigned, or transferred.

5. WOB STORE DEVELOPMENT, DECOR AND OPERATING ASSETS

5.1 WOB Tavern Development. You are responsible for developing the WOB Tavern. We will furnish you with access to prototype design plans, specifications, decor and layout (which include (a) plan; (b) building elevations; and (c) kitchen and bar plans) for a WOB Tavern, including requirements for design, color scheme, image, interior, layout, Operating Assets (which include kitchen equipment, bar equipment, fixtures, signs, and furnishings) and build out schedule for the WOB Tavern. You are obligated to have prepared all required construction plans and specifications to suit the shape and dimensions of the Site and to ensure that such plans and specifications comply with applicable ordinances, building codes and permit requirements and with lease requirements and restrictions. You agree to submit construction plans and specifications to us for approval before construction of the WOB Tavern is commenced and, at our request, submit all revised or "as built" plans and specifications during the course of such construction. We may require that an architect designated by us prepare the initial floor and concept plan, and/or oversee the finished plans before construction begins. At your request, to the extent we deem necessary, we will assist you in developing the WOB Tavern by recommending contractors and architects and otherwise furnishing information to assist you in developing the WOB Tavern in accordance with our specifications.

5.2 Development Expenses. You agree, at your own expense, to do the following with respect to developing the WOB Tavern at the Site:

(a) have complete and detailed construction drawings approved by an architect (both the drawings and your architect are subject to our approval);

(b) secure all financing required to develop and operate the WOB Tavern;

(c) obtain all building, utility, sign, health, sanitation, liquor, business and other permits and licenses required to construct and operate the WOB Tavern and pay all assessed impact fees;

(d) construct all required improvements to the Site and decorate the WOB Tavern in compliance with plans, specifications and schedule we have approved;

(e) purchase or lease and install all Operating Assets required for the WOB Tavern;

(f) purchase a pre-opening marketing kit that contains such items as we specify in the Manuals or otherwise in writing, including, but not limited to, an initial supply of business cards, logoed t-shirts and stickers, and a pop-up tent and table skirt for public relations and other events; and

(g) purchase an opening inventory of authorized and approved products, materials and supplies.

5.3 Decor. You agree that all decor of your WOB Tavern must be previously approved by us and must comply with our standards as described in the Manuals, which may be periodically revised. Your failure to maintain the WOB Tavern's decor in compliance with our System and the standards described in the Manuals constitutes a material breach of this Agreement.

5.4 Operating Assets and WOB Tavern Materials. You agree to acquire all services, supplies, materials, ingredients, food and beverage products, and media products and services (e.g. cable television, and satellite television) for use in connection with your WOB Tavern (collectively, the "WOB Tavern Materials") and all fixtures, furnishings, equipment, signs and electronic or computerized devices and services (including telecopiers, cash registers, computers, POS, e-mail, ISP, intranet and internet services, hardware and software) (the "Operating Assets") from suppliers we have previously approved. We will only approve suppliers whose WOB Tavern Materials and Operating Assets meet the quality standards that we establish from time to time. You agree to only place or display at the Site (interior and exterior) such signs, emblems, lettering, logos and display materials that we periodically approve. You are responsible for the payment of any applicable licensing fees relating to WOB Tavern Materials, including any applicable licensing fees related to the playing of sports videos, television, satellite or cable programming, pay-per-view events, or music (if any) in any format at the WOB Tavern (e.g. HBO, DSS, ASCAP, BMI or ESPN fees). We may require that you purchase or lease Operating Assets and WOB Tavern Materials through any form of a "business to business," e-commerce, Intranet or Internet supply network that we may designate, establish or participate in from time to time.

5.5 Changes to Approved Suppliers. If you want to propose a new supplier of WOB Tavern Materials or Operating Assets, you agree to submit to us sufficient written information about the proposed new supplier to enable us to approve or reject either the supplier or the particular items. We will have 90 days from receipt of the information to approve or reject the proposed new supplier or items. If we have not responded to your request within this time period, the request is deemed disapproved. We may consider in providing such approval not just the quality standards of the products or services, but the proposed supplier's delivery capabilities, financing terms and ability to service our franchise system as a whole. We may terminate or withhold approval of any WOB Tavern Materials or Operating Assets, or any supplier of such item, that does not meet our quality standards by giving you written notice. If we do so, you agree to immediately stop purchasing from such supplier or using such WOB Tavern Materials or Operating Assets in your WOB Tavern, until we notify you that such supplier or such WOB Tavern Materials or Operating Assets meet our quality standards. At our request, you agree to submit to us sufficient information about a proposed supplier and samples of the proposed WOB Tavern Materials or Operating Assets for our examination so that we can determine whether they meet our quality standards. We also must have the right to require our representatives to be permitted to inspect the proposed supplier's facilities at your expense. We may charge a fee for evaluating alternative suppliers not to exceed the reasonable cost of the inspection plus the actual cost of laboratory fees, professional fees and travel and living expenses as well as any other fees we pay to third parties in furtherance of the evaluation.

5.6 Preferred Vendor Programs. In addition to our approval of Approved Suppliers, we may develop certain programs and terms under which we, our affiliates, certain franchisees or others receive certain negotiated benefits or terms from Approved Suppliers ("Preferred Vendor Programs"). You must follow all of our policies and procedures for participation in or termination of Preferred Vendor Programs ("Program Rules"). We can refuse or terminate your participation in Preferred Vendor Programs without terminating your Franchise Agreement. Our Program Rules may require you to agree to, and you must agree to, only place or display at the Tavern (interior and exterior) such signs, emblems, lettering, logos and display materials that we periodically approve in connection with Preferred Vendor Programs. We may, in connection with our Preferred Vendor Programs, designate one or more Approved Suppliers as an exclusive or the exclusive supplier or suppliers of types, models or brands of WOB Tavern Materials or Operating Assets or other business services that we approve for Taverns as meeting our specifications and standards, and we may require such preferred vendors or other preferred vendors to pay to us or our affiliates, in a manner we designate, monies or provide other benefits as a condition of our designation of them as preferred vendors or permission for them to serve as an Approved Supplier (collectively, "Preferred Vendors"). We may require, and certain Approved Suppliers we designate as Preferred Vendors may require, that you agree to enter into certain agreements with them (subject to our approval) in connection with our designation of them as Preferred Vendors or Approved Suppliers or your participation in the Preferred Vendor Program (the "Preferred Vendor Agreements"). We may require that we be a party to such Preferred Vendor Agreements with Preferred Vendors. You acknowledge and agree that: (a) monies or other remuneration that we receive in connection with Preferred Vendor Programs or other benefits we receive from Preferred Vendors or Approved Suppliers is fair and appropriate compensation to us in connection with our active efforts to evaluate them as Preferred Vendors or Approved Suppliers, our ongoing efforts to monitor and evaluate whether they continue to meet our requirements for participation as Preferred Vendors or Approved Suppliers and our administration of Preferred Vendor Programs; and (b) such monies or remuneration are fully earned by us. We and our affiliates may retain all revenue and other remuneration we receive from Approved Suppliers or Preferred Vendors without restriction (unless the supplier or vendor requires otherwise). We, in our sole judgment, may concentrate purchases with one or more Approved Suppliers or Preferred Vendors to obtain lower prices, advertising support and/or services for the benefit of us, our affiliates and WOB Taverns, or for any other reason that we deem appropriate, and establish supply facilities or servicing capabilities owned by us or our affiliates which we may designate as an Approved Supplier or Preferred Vendor. In such instances, we may limit the number of suppliers, Approved Suppliers or Preferred Vendors with whom you may deal, designate sources that you must use, and refuse any request by you for another approved supplier or preferred vendor of any applicable product or service.

5.7 Music and Other Audio and Visual Entertainment. You acknowledge and agree that the provision of music and audio and visual entertainment to patrons of your Tavern is, or may become, an integral part of the System. Accordingly, you agree to play only the types of music and display only the types of visual entertainment, at the decibel levels and using such equipment and in the manners that we may periodically prescribe or approve. You must acquire or install any audio or visual equipment that we designate or require for use by your Tavern and you must subscribe to music and video services as we may periodically specify, whether as an Approved Supplier of Preferred Vendor, to enable you to broadcast videos, music, and other content as specified by us from time to time. We may prohibit you from displaying, exhibiting, broadcasting or providing any media we choose, regardless of content, including prohibiting use of political, religious or social content in such media.

5.8 WOB Tavern Opening. You agree not to open the WOB Tavern for business until:

(a) we approve the WOB Tavern as developed in accordance with our specifications and standards;

(b) pre-opening training of you and your personnel has been completed to our satisfaction at our corporate training facility;

(c) the Franchise Fee and all other amounts then due to us have been paid;

(d) you provide us a copy of your liquor license;

(e) we have been furnished with copies of all insurance policies required by this Agreement, or such other evidence of insurance coverage and payment of premiums as we request or accept; and

(f) we have received signed counterparts of all required documents pertaining to your acquisition of the Site.

5.9 Time to Opening. Except as otherwise provided in the applicable area development agreement (if any), you must open the WOB for business within the earlier to occur of: (a) 9 months after the Agreement Date; or (b) 6 months after the date that we approve the Site for your WOB Tavern, unless we otherwise agree in writing. Time is of the essence.

6. FEES

6.1 Franchise Fee. You agree to pay us a nonrecurring and nonrefundable initial franchise fee (the "Franchise Fee") in the amount of $50,000, payable on the Agreement Date. The Franchise Fee is nonrefundable and is fully earned by us when paid.

6.2 Royalty Fee. You agree to pay us a monthly royalty fee ("Royalty") equal to 5% of Net Sales (as defined below). We must receive the Royalty on or before the Payment Day (as defined below) of each month for the immediately preceding calendar month. If the state or local government jurisdiction in which your WOB Tavern is located prohibits the payment of royalties or other percentage payments based on sales of alcohol and beverage products, then you will pay us a Royalty equal to $5,417 per month commencing with the first full calendar month after your Tavern opens for business.

6.3 Electronic Funds Transfer and Payment Procedure. We require you to pay all payments of the Royalties or any other amounts due us under this Agreement to us by electronic funds transfer. We will designate the day of each month as the payment day (the "Payment Day") for the Royalty payment or payment of other amounts due us under this Agreement. We may designate different Payment Days for different amounts due us under this Agreement (e.g. Royalty, Marketing Contributions (as defined in Section 13.2), etc.). You agree to comply with the procedures we specify in our Manuals and perform such acts and sign and deliver such documents as may be necessary to accomplish payment by this method. On the Payment Day, you will report to us by telephone or electronic means or on written form, as we direct, the WOB Tavern's true and correct Net Sales for the immediately preceding month. You will give us authorization, in a form that we designate, to initiate debit entries or credit correction entries to the WOB Tavern's bank operating account (the "Account") for payments of Royalties and other amounts due under this Agreement, including any applicable interest charges and late charges. You will make the funds available in the Account for withdrawal by electronic transfer no later than the Payment Day. The amount actually transferred from the Account to pay Royalties will be based on the WOB Tavern's Net Sales reported to us. If you have not reported the WOB Tavern's Net Sales to us for any reporting period, we will transfer from the Account an amount calculated in accordance with the WOB Tavern's Net Sales during the previous reporting period, and any amount so transferred will be adjusted appropriately upon our receipt of your report regarding Net Sales for the reporting period at issue. If we determine at any time that you have under-reported Net Sales or underpaid Royalties or other amounts due to us, we will be authorized to immediately initiate a transfer from the Account in the appropriate amount in accordance with the foregoing procedures, including applicable interest and late charges. Any over payment will be credited to the Account through a credit, effective as of the first reporting date after you and we determine that such credit is due.

6.4 Definition of "Net Sales." As used in this Agreement, the term "Net Sales" means all revenue you derive from operating the WOB Tavern, including, but not limited to, all amounts you receive at or away from the Site from any activities or services whatsoever including any that are in any way associated with the Marks, and whether from cash, check, barter, debit or credit card, regardless of collection in the case of credit ("Gross Sales"); but excluding: (i) all federal, state or municipal sales, use or service taxes collected from customers and paid to the appropriate taxing authority; (ii) promotional discounts and coupons required by us; and (iii) customer refunds, adjustments, credits and allowances actually made by the WOB Tavern. We may periodically allow you and other franchisees to deduct a portion of complimentary sales, not to exceed 2% of Gross Sales, for purposes of calculating Royalties and Marketing Contributions. This deduction may only be taken for actual complimentary food, beverages or products provided to customers, and for no other reason. This deduction, and any other deduction we authorize, is only available to you as long as you timely and accurately report your Net Sales, including the percentage taken (and supporting documents) for authorized discounts and complimentary sales. We may discontinue this policy at any time for any reason whatsoever. All employee discounts and complimentary food, beverages or other products that you provide must otherwise be included in the definition of Net Sales at the full retail price charged by you to customers for such beverages or products. Net Sales also includes revenues from delivery service sales, retail, concessions, hotel room service, catering, special functions, etc. and sales of any products bearing or associated with the Marks.

6.5 Interest on Late Payments. All amounts which you owe us will bear interest after their due date at the annual rate of eighteen 18% or the highest contract rate of interest permitted by law, whichever is less. You acknowledge that we do not agree to accept any payments after they are due nor commit to extend credit to, or otherwise finance your operation of, the WOB Tavern. Your failure to pay all amounts when due constitutes grounds for termination of this Agreement.

6.6 Late Payment Penalties. All Royalties, Marketing Contributions, amounts due for purchases by you from us, and any interest accrued thereon, and any other amounts which you owe us, or our affiliates, are subject to a late payment fee of 10% of the amount due. The late payment fee is due immediately on any delinquent payments. The provision in this Agreement concerning late payment fees survives termination or expiration of this Agreement and does not mean that we accept or condone late payments, nor does it indicate that we are willing to extend credit to, or otherwise finance the operation of, your WOB Tavern.

6.7 Insufficient Funds Charge. You agree to pay on demand a dishonored check charge of $150 for each dishonored check you tender to us, plus applicable bank service charges, if there are insufficient funds in your Account when we draft it for payment of fees or other amounts due us or our affiliates, or any other insufficient funds items you tender to us.

6.8 Application of Payments. Notwithstanding any designation you might make, we have sole discretion to apply any of your payments to any of your past due indebtedness to us. You acknowledge and agree that we have the right to set off any amounts you or your owners owe us against any amounts we might owe you or your owners.

6.9 Payment Offsets. We may setoff from any amounts that we may owe you any amount that you owe to us, or our affiliates, for any reason whatsoever, including, without limitation, Royalties, Marketing Contributions, late payment penalties and late payment interest, amounts owed to us or our affiliates for purchases or services or for any other reason. Thus, payments that we make to you may be reduced, in our discretion, by amounts that you owe to us or our affiliates from time to time. In particular, we may retain (or direct to our affiliates) any amounts that we have received for your account as a credit and payment against any amounts that you may owe to us, or our affiliates, at any time. We will notify you monthly if we do so.

6.10 Discontinuance of Service. If you do not timely pay amounts due us under this Agreement, we may discontinue any services to you, without limiting any of our other rights in this Agreement.

7. TRAINING AND ASSISTANCE

7.1 Initial Training. Before the WOB Tavern opens, we or our designee will furnish the initial training program ("Initial Training") to you (or, if you are a Business Entity, your Operating Principal) and up to 1 additional person. Successful completion of all training requirements described in this Section is a condition to the opening of the WOB Tavern. Although we, or our designee, will furnish the Initial Training to you (or your Operating Principal) and up to 1 other person at no additional fee or other charge, you will be responsible for all travel and living expenses incurred by such persons in connection with the training. You must pay us a fee in the amount of $7,500 for each replacement trainee trained by us, or our designee, or each person provided the Initial Training by us, or our designee, other than the initial trainees. Each Operating Principal and Operating Manager, including any replacement Operating Principal or Operating Manger, must satisfactorily complete our initial training program.

7.2 Failure to Complete Initial Training. If we determine, in our sole discretion, that you are unable to satisfactorily complete the Initial Training described above, we will have the right to terminate this Agreement. In the event you are a Business Entity and your designated Operating Principal fails to complete the Initial Training to our reasonable satisfaction, we will allow you to designate a substitute Operating Principal and such substitute Operating Principal must complete the Initial Training to our reasonable satisfaction. We may require you to pay our then-current rates for additional training, if any, for providing the substitute Operating Principal an initial training program.

7.3 Opening Assistance. We will provide to you, at your Tavern, and at our expense, for a period of time ranging from 5 to 15 days, as determined by us in our sole discretion, 1 of our representatives for the purpose of providing general assistance and guidance in connection with opening and the day-to-day operations of the WOB Tavern (the "Opening On-Site Assistance"). Such assistance shall take place immediately prior to and after commencement of operation of the WOB Tavern or as otherwise agreed upon by you and us. Should you request additional assistance from us in order to facilitate the opening of the Tavern, and should we deem it necessary and appropriate to comply with such request (and subject, at all times, to the availability of our personnel), we will provide such additional on-site assistance at our then-current standard rates, plus expenses. If the initial week's sales volume and demands of the Tavern are determined to exceed the capabilities of the Operating Manager and employees, a member of our staff, or our designee, will be furnished to assist the operations of your WOB Tavern for such period of time as we determine appropriate, in our sole discretion. You must pay us our then-current standard rates, plus expenses, for this additional on-site training and support.

7.4 Ongoing Assistance. We may from time to time provide and, if we do, may require that you (or your Operating Principal) and/or your Operating Manager attend and successfully complete ongoing training programs and/or seminars. If we, in our sole discretion, decide to provide such programs and/or seminars during the term of this Agreement, you will not be required to attend more than 8 days of refresher/training programs or seminars per calendar year. All ongoing training programs and seminars provided under this Section will be made available at no cost to you (or your Operating Principal) and your Operating Manager. However, all expenses that you incur in attending such training programs and/or seminars, including, but not limited to, travel costs, room and board expenses, and employees' salaries, if applicable, will be your sole responsibility.

7.5 Additional Training. You must ensure that all managerial personnel and other employees are satisfactorily trained at your expense. We may require your management personnel and other employees to attend periodic or refresher training courses at such times and locations that we designate. You must pay to us or our designee our then-current training charges for each person who receives periodic or refresher training. You will be responsible for all travel and living expenses incurred by the trainees in connection with any periodic or refresher training.

7.6 Annual Conference. We may, in our sole discretion, hold a mandatory Annual Conference at our headquarters in Tampa, Florida or at another location that we determine, no more than once per calendar year, that will last approximately 3 days. We may also require you to attend up to 4 quarterly meetings per calendar year, that will last no more than 3 days each. We will determine the topics and agenda of the Annual Conference and quarterly meetings, which generally will include updating our franchisees on new developments affecting them and exchanging information between our franchisees and our personnel concerning the operations and programs of the franchise operation. We may require you (or your Operating Principal) and one or more of the operating managers of the Tavern to attend the Annual Conference (if any) and the quarterly meetings. You will be responsible for the travel and living expenses of such persons, and we may charge you a reasonable fee sufficient to cover the costs and expenses of such conferences.

7.7 General Guidance. We will advise you from time to time regarding the operation of the WOB Tavern based on reports you submit to us or inspections we make. In addition, we will furnish guidance to you with respect to:

(a) standards, specifications and operating procedures and methods utilized by WOB Taverns;

(b) purchasing required fixtures, furnishings, equipment, signs, products, materials and supplies;

(c) beer products, serving methods and speed of service standards, display methods and retail concepts for selling beer and related beverage products;

(d) recipes, menu items, food preparation methods, proper food handling procedures, and serving methods and speed of service standards;

(e) use of suppliers, approved products, volume buying;

(f) advertising and marketing programs;

(g) employee training;

(h) administrative, bookkeeping and accounting procedures; and

(i) industry standards.

Such guidance will, at our discretion, be furnished in our Manuals, bulletins or other written materials and/or during telephone consultations and/or consultations at our office or the WOB Tavern. At your reasonable request or as we consider appropriate, we will furnish additional guidance and assistance (subject, at all times, to the availability of our personnel), including on-site remedial training for your personnel at the Tavern. You agree to pay our then-current standard fee to cover expenses that we incur in connection with such additional training or guidance, including per diem charges and travel and living expenses for our personnel.

7.8 Your Certified Training Programs. We may, from time to time, require or permit you to implement, at your expense, programs for the training of some or all of your managers and other employees. Prior to training any of your managers or employees, your training programs must be certified by us as meeting our high standards. You will be required to obtain re-certification of your training programs from time to time, and we may withhold certification if we determine, in our sole discretion, that your training programs do not meet our high standards. You are responsible for the proper training of your employees. You agree not to employ (or to continue to employ) any person who fails or refuses to complete any training programs or who is unqualified to perform his or her duties in accordance with standards, policies and procedures established by us for the operation of WOB Taverns. You agree to replace an employee if we determine that he or she is not qualified to serve at the WOB Tavern.

8. MARKS

8.1 Ownership and Goodwill of Marks. Your right to use the Marks is derived solely from this Agreement and limited to your operation of the WOB Tavern at the Site pursuant to and in compliance with this Agreement and all System Standards we prescribe from time to time during its term. Your unauthorized use of the Marks will be a breach of this Agreement and an infringement of our rights in and to the Marks. You acknowledge and agree that your usage of the Marks and any goodwill established by such use will be exclusively for our benefit and that this Agreement does not confer any goodwill or other interests in the Marks upon you (other than the right to operate the WOB Tavern in compliance with this Agreement). You agree that you will not directly or indirectly contest the validity of our ownership of the Marks. All provisions of this Agreement applicable to the Marks apply to any additional proprietary trade and service marks and commercial symbols we authorize you to use.

8.2 Limitations on Your Use of Marks. You agree to use the Marks as the sole identification of the WOB Tavern, except that you agree to identify yourself as the independent owner in the manner we prescribe in the Manuals or otherwise. We will place a conspicuous notice at a place we designate in your WOB Tavern identifying you as its independent owner and operator. You agree not to remove, destroy, cover or alter that notice without our prior consent. If you do not do so, we may accomplish the notice or identification as we see fit, and you agree to reimburse us for doing so. You may not use any Mark as part of any corporate or legal business name or with any prefix, suffix or other modifying words, terms, designs or symbols (other than logos we license to you), or in any modified form, nor may you use any Mark in connection with the performance or sale of any unauthorized services or products or in any other manner we have not expressly authorized in writing. No Mark may be used in any advertising concerning the transfer, sale or other disposition of the WOB Tavern or an ownership interest in you. You agree to display the Marks prominently in the manner we prescribe at the WOB Tavern, on supplies or materials we designate and in connection with forms and advertising and marketing materials. You agree to give such notices of trade and service mark registrations as we specify and to obtain any fictitious or assumed name registrations required under applicable law.

8.3 Notification of Infringements and Claims. You agree to notify us immediately of any apparent infringement of or challenge to your use of any Mark, or of any claim by any person of any rights in any Mark, and you agree not to communicate with any person other than us, our attorneys and your attorneys in connection with any such infringement, challenge or claim. We have sole discretion to take such action as we deem appropriate and the right to control exclusively any litigation, U.S. Patent and Trademark Office or U.S. Copyright Office proceeding or any other administrative proceeding arising out of any such infringement, challenge or claim or otherwise relating to any Mark. You agree to sign any and all instruments and documents, render such assistance and do such acts and things as, in the opinion of our attorneys, may be necessary or advisable to protect and maintain our interests in any litigation or U.S. Patent and Trademark Office, U.S. Copyright Office, or other proceeding or otherwise to protect and maintain our interests in the Marks.

8.4 Discontinuance of Use of Marks. If it becomes advisable at any time, in our sole discretion, for us and/or you to modify or discontinue the use of any Mark and/or use one or more additional or substitute trade or service marks, including the complete replacement of any Mark and usage of other marks (due to merger, acquisition or otherwise), you agree to comply with our directions within a reasonable time after receiving notice. We will reimburse you for your reasonable direct expenses of changing the WOB Tavern's signs. However, we will not be obligated to reimburse you for any direct or indirect loss, including loss of revenue attributable to any modified or discontinued Mark or for any expenditures you make to promote a modified or substitute trademark or service mark.

8.5 Indemnification. We will indemnify you against and reimburse you for all damages for which you are held liable to third parties in any proceeding arising out of your authorized use of any of our Marks, pursuant to and in compliance with this Agreement, resulting from claims by third parties that your use of any of the Marks infringes their trademark rights, and for all costs you reasonably incur in the defense of any such claim in which you are named as a party, so long as you have timely notified us of the claim and have otherwise complied with the terms of this Agreement. We will not indemnify you against the consequences of your use of the Marks except in accordance with the requirements of this Agreement. You must provide written notice to us of any such claim within 10 days of your receipt of such notice and you must tender the defense of the claim to us. We will have the right to defend any such claim and if we do so, we will have no obligation to indemnify or reimburse you for any fees or disbursements of any attorney retained by you. If we elect to defend the claim, we will have the right to manage the defense of the claim including the right to compromise, settle or otherwise resolve the claim, and to determine whether to appeal a final determination of the claim.

8.6 Manage. Signage will comply with all state and local laws and ordinances. You are also to limit your signage to "World of Beer®". The use of any other language is forbidden. If you employ any signage that does not comply with this Agreement, you will be in material breach of this Agreement. The signage must also incorporate the specific letter style and curvature associated with the World of Beer® logo. You must not use a sign that deviates from the standard logo unless and until you have submitted a request for such deviation to us in writing with drawings and we have approved such deviation.

9. CONFIDENTIAL INFORMATION

9.1 Types of Confidential Information. We possess (and will continue to develop and acquire) certain confidential information (the "Confidential Information") relating to the development and operation of WOB Taverns, which includes (without limitation):

(a) the System and the know-how related to its use;

(b) plans, specifications, size and physical characteristics of WOB Taverns;

(c) site selection criteria, land use and zoning techniques and criteria;

(d) methods in obtaining licensing and meeting regulatory requirements;

(e) sources, design and methods of use of equipment, furniture, forms, materials, supplies, Websites, Internet or Intranet, "business to business" or "business to customer" networks or communities and other e-commerce methods of business;

(f) marketing, advertising and promotional programs for WOB Taverns;

(g) staffing and delivery methods and techniques for personal services;

(h) the selection, testing and training of managers and other employees for WOB Taverns;

(i) the recruitment, qualification and investigation methods to secure employment for employment candidates;

(j) any computer software and related passwords we make available or recommend for WOB Taverns;

(k) methods, techniques, formats, specifications, procedures, information and systems related to and knowledge of and experience in the development, operation, advertising, marketing and franchising of WOB Taverns;

(1) knowledge of specifications for and identities of and suppliers of certain products, materials, supplies, furniture, furnishings and equipment;

(m) serving methods, presentation methods, merchandising techniques and customer retention programs;

(n) recipes, formulas, preparation methods and serving techniques for food products; and

(o) knowledge of operating results and financial performance of WOB Taverns (other than those operated by you or your affiliates).

9.2 Disclosure and Limitations on Use. We will disclose much of the Confidential Information to you and personnel of the WOB Tavern by furnishing the Manuals to you and by providing training, guidance and assistance to you. In addition, in the course of the operation of your WOB Tavern, you or your employees may develop ideas, concepts, methods, techniques or improvements ("Improvements") relating to your WOB Tavern or the System, which you agree to disclose to us. We will be deemed to own the Improvements and may use them and authorize you and others to use them in the operation of WOB Taverns or any other aspect of the System. Improvements will then also constitute Confidential Information.

9.3 Confidentiality Obligations. You agree that your relationship with us does not vest in you any interest in the Confidential Information other than the right to use it in the development and operation of your WOB Tavern in accordance with the terms of this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition. You acknowledge and agree that the Confidential Information is proprietary, includes trade secrets belonging to us and our affiliates, and is disclosed to you or authorized for your use solely on the condition that you agree, and you therefore do agree, that you:

(a) will not use the Confidential Information in any other business or capacity;

(b) will maintain the absolute confidentiality of the Confidential Information during and after the term of this Agreement;

(c) will not make unauthorized copies of any portion of the Confidential Information disclosed via electronic medium, in written form or in other tangible form, including, for example, the Manuals; and

(d) will adopt and implement all reasonable procedures we may prescribe from time to time to prevent unauthorized use or disclosure of the Confidential Information, including restrictions on disclosure to your employees and the use of nondisclosure and noncompetition agreements we may prescribe for employees or others who have access to the Confidential Information.

9.4 Exceptions to Confidentiality. The restrictions on your disclosure and use of the Confidential Information will not apply to the following:

(a) disclosure or use of information, processes, or techniques which are generally known and used in the alcohol retail establishment business (as long as the availability is not because of a disclosure by you), provided that you have first given us written notice of your intended disclosure and/or use; and

(b) disclosure of the Confidential Information in judicial or administrative proceedings when and only to the extent you are legally compelled to disclose it, provided that you have first given us the opportunity to obtain an appropriate protective order or other assurance satisfactory to us that the information required to be disclosed will be treated confidentially.

10. EXCLUSIVE RELATIONSHIP

You acknowledge and agree that we would be unable to protect Confidential Information against unauthorized use or disclosure or to encourage a free exchange of ideas and information among WOB Taverns if franchised owners of WOB Taverns were permitted to hold interests in or perform services for a Competitive Business (as defined below). You also acknowledge that we have granted the Franchise to you in consideration of and reliance upon your agreement to deal exclusively with us. You agree that, during the term of this Agreement, neither you nor any of your owners will, directly or indirectly (e.g., through a spouse or child):

(a) have any direct or indirect interest as a disclosed or beneficial owner in a Competitive Business (as defined below), wherever located;

(b) perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for a Competitive Business, wherever located;

(c) recruit or hire any person who is our employee or the employee of any WOB Tavern owned by us, our affiliates or our franchisees without obtaining the prior written permission of that person's employer; or

(d) divert or attempt to divert any business or customer of the Tavern to any Competitive Business or otherwise take any action injurious or prejudicial to the goodwill associated with the Marks and the System.

The term "Competitive Business," as used in this Agreement, means any business or facility owning, operating or managing, or granting franchises or licenses to others to do so, any bar, pub, tavern, restaurant, food or alcoholic beverage service facility, or any retail establishment (like a liquor store or convenience store) that (a) features beer, wine, and related products as a primary menu item; (b) serves craft beer; or (c) has more than 6 beers on tap, other than a WOB Tavern operated under a franchise agreement with us. This Section does not prohibit you or your owners from having a direct or indirect interest as a disclosed or beneficial owner in a publicly held Competitive Business, as long as such securities represent less than 5% of the number of shares of that class of securities which are issued and outstanding.

11. OPERATION AND SYSTEM STANDARDS

11.1 Confidential Operations Manual. During the term of this Agreement, we will loan you one copy of our manuals (the "Manuals"), consisting of such materials (including, as applicable, audiotapes, videotapes, magnetic media, computer software and written materials or other formats) that we generally furnish to franchisees from time to time for use in operating a WOB Tavern. The Manuals may be provided to you in electronic form and by any means of e-commerce we designate. The Manuals contain mandatory and suggested specifications, standards, operating procedures and rules ("System Standards") that we prescribe from time to time for the operation of a WOB Tavern and information relating to your other obligations under this Agreement and related agreements. You agree to follow the System Standards and other standards, specifications and operating procedures we establish periodically for the System that are described in the Manuals. We also reserve the right to make the Manuals accessible to you on-line via computer systems or other electronic format (like Internet, Intranet, CD-Rom, Websites or e-mail). You also must comply with all updates and amendments to the System as described in newsletters or notices we distribute, including via computer systems (e.g., internet, CD or other media we select). Any form of the Manuals we make accessible to you on-line will be deemed our Confidential Information. You agree to maintain the Manuals as confidential and maintain the information in the Manuals as secret and confidential. The Manuals may be modified, updated and revised (in written or electronic format) by us from time to time to reflect changes in System Standards. You agree to keep your copy of the Manuals, if any, current and in a secure location at the WOB Tavern. In the event of a dispute relating to its contents, the master copy of the Manuals we maintain at our principal office will be controlling. However, in the event we utilize on-line Manuals, the most recent online Manuals will control any disputes between the on-line version and printed copies of the Manuals. You may not at any time copy, duplicate, record or otherwise reproduce any part of the Manuals. If your copy of the Manuals is lost, destroyed or significantly damaged, you agree to obtain a replacement copy at our then applicable charge (unless we have made on-line Manuals accessible to you, in which case you may utilize the on-line Manuals instead of purchasing replacement Manuals).

11.2 Compliance with System Standards. You acknowledge and agree that your operation and maintenance of the WOB Tavern in accordance with System Standards are essential to preserve the goodwill of the Marks and all WOB Taverns. Therefore, at all times during the term of this Agreement, you agree to operate and maintain the WOB Tavern in strict accordance with each and every System Standard, as we periodically modify and supplement them during the term of this Agreement. System Standards may regulate any one or more of the following with respect to the WOB Tavern:

(a) design, layout, decor, appearance and lighting; periodic maintenance, cleaning and sanitation; periodic remodeling; replacement of obsolete or worn-out leasehold improvements, fixtures, furnishings, equipment and signs; televisions; music and other entertainment services; periodic painting; and use of interior and exterior signs, emblems, lettering and logos, and illumination;

(b) types, models and brands of required fixtures, furnishings, equipment, signs, software, materials and supplies;

(c) types, content, size, materials and standards for signage;

(d) required or authorized products and product categories including for all food and beverage items and portions devoted to each supplier of products (e.g., "taps" for beer);

(e) designated or approved suppliers (which may be limited to or include us) of fixtures, furnishings, equipment, signs, software, products, ingredients, materials and supplies, including for all food and beverage items;

(f) terms and conditions of the sale and delivery of, and terms and methods of payment for, products, materials, supplies and services, including direct labor, that you obtain from us, unaffiliated suppliers or others;

(g) sales, marketing, advertising and promotional programs and materials and media used in such programs;

(h) pricing methods and formats for all products (food and non-food) to be sold, including, for beverage products, pricing by case, 6-pack or single bottles, and the pricing for products (food and non-food) to be consumed on premises;

(i) policies for participation and delivery at your WOB Tavern of food products from restaurants and other food providers, and methods and programs for doing so (if any), as specified by us in the Manuals;

(j) preparation of food products to serve at your WOB Tavern;

(k) use and display of the Marks;

(1) staffing levels for the WOB Tavern, and qualifications, training, dress and appearance of employees;

(m) participation in market research and testing and product and service development programs and customer satisfaction programs;

(n) acceptance of credit cards, corporate and other franchisee issued gift certificates, coupons, frequent diner programs, and payment systems and check verification services;

(o) bookkeeping, accounting, data processing and record keeping systems, including software, and forms; methods, formats, content and frequency of reports to us of sales, revenue, financial performance and condition; and furnishing tax returns and other operating and financial information to us;

(p) types, amounts, terms and conditions of insurance coverage required to be carried for the WOB Tavern and standards for underwriters of policies providing required insurance coverage; our protection and rights under such policies as an additional named insured; required or impermissible insurance contract provisions; assignment of policy rights to us; periodic verification of insurance coverage that must be furnished to us; our right to obtain insurance coverage for the WOB Tavern at your expense if you fail to obtain required coverage; our right to defend claims; and similar matters relating to insured and uninsured claims;

(q) complying with applicable laws; obtaining required licenses and permits; adhering to good business practices; observing high standards of honesty, integrity, fair dealing and ethical business conduct in all dealings with customers, suppliers and us and our affiliates; and notifying us if any action, suit or proceeding is commenced against you or the WOB Tavern;

(r) regulation of such other aspects of the operation and maintenance of the WOB Tavern that we determine from time to time to be useful to preserve or enhance the efficient operation, image or goodwill of the Marks and WOB Taverns; and

(s) your use of, or mandatory or recommended participation in, any e-commerce, Intranet, Internet or Website communities, systems or processes, Website and compliance with any Internet, Intranet or e-commerce policies or procedures we may establish from time to time.

You agree that System Standards prescribed from time to time in the Manuals, or otherwise communicated to you in writing or other tangible form, constitute provisions of this Agreement as if fully set forth herein. All references to this Agreement include all System Standards as periodically modified.

11.3 Modification of System Standards. We may periodically modify System Standards, which may accommodate regional or local variations as we determine. Such modifications may obligate you to invest additional capital in the WOB Tavern ("Capital Modifications") and/or incur higher operating costs; provided, however, that such modifications will not: (i) occur within 12 months of signing this Agreement; (ii) alter your fundamental status and rights under this Agreement; nor (iii) require you to spend more than $150,000 on Capital Modifications during the term of this Agreement. You are obligated to comply with all modifications to System Standards within the time periods we specify. We agree to give you 90 days to comply with Capital Modifications we require.

However, if a Capital Modification requires an expenditure of more than $20,000, we agree to give you 12 months from the date such request is made to comply with such Capital Modification. Capital Modifications are in addition to the costs you will incur to replace or refurbish your WOB Tavern, equipment and fixtures from time to time. Capital Modifications do not include any expenditures you must make, or choose to make, in order to comply with applicable laws, governmental rules or regulations.

11.4 Interior and Exterior Upkeep. You agree at all times to maintain the WOB Tavern's interior and exterior and the surrounding area in the highest degree of cleanliness, orderliness and sanitation and comply with the requirements regarding the upkeep of the WOB Tavern established in the Manuals and by federal, state and local laws.

11.5 Hours of Operation. You agree to operate the WOB Tavern between the hours that we designate, unless we have otherwise approved in advance in writing. Standard system-wide holidays allow for closing of the WOB Tavern on Thanksgiving Day and Christmas Day, with other holiday closings at your discretion and subject to our approval.

11.6 Trade Accounts and Taxes. You agree to maintain your trade accounts in a current status and seek to resolve any disputes with trade suppliers promptly. You agree to timely pay all taxes incurred in connection with your WOB Tavern's operations. If you fail to maintain your trade accounts in a current status, timely pay such taxes or any other amounts owing to any third parties, or perform any non-monetary obligations to third parties, we may, but are not required to, pay any and all such amounts and perform such obligations on your behalf. If we elect to do so, then you agree to reimburse us for such amounts. You agree to repay us immediately upon receipt of our invoice. We may also set-off the amount of any such reimbursement obligations against all amounts which we may owe you.

11.7 Proprietary Products. You agree to purchase from us or approved manufacturers or suppliers all articles used in operating the WOB Tavern and bearing any of the Marks. Because of the importance of quality and uniformity of production and the significance of the Proprietary Products to the System, it is to the mutual benefit of the parties that we closely control the production and distribution of the Proprietary Products. These items may include employee clothing (such as ties, hats and aprons), glassware, beverage paraphernalia for retail sale to customers, stationary, forms, products and advertising materials (the "Proprietary Products"), at then prevailing prices, plus freight, taxes and delivery costs.

11.8 Approved Products. You agree not to sell any food or beverage products or other items at the WOB Tavern that we have not previously approved for sale. You agree not to, without our prior written consent, prepare, sell, dispense, give away or otherwise provide food or beverage products or other items except by means of retail sales or on-premises consumption, as provided in our Manuals. You must sell all the food and beverage products that are included on menus prescribed or approved by us, and no others. You will immediately implement changes to the products, food, service or other items requested by us. You agree to maintain an inventory of food and beverage products sufficient to meet the daily demands of the WOB Tavern for all items specified in the menus. You must strictly follow all of our recipes for all menu items as such recipes are specified from time to time in the Manuals or otherwise. Any and all recipe or menu changes submitted by you for inclusion, at our sole discretion, on the menus will become our property, and you agree to sign all documents necessary to convey all rights and title, including all rights in such recipe(s), to us. You will only sell the types and brands of food products we authorize from time to time, including food you prepare at your WOB Tavern or food from restaurants that deliver to customers at your WOB Tavern, as authorized by us from time to time. You also agree to participate in any programs we develop with participating restaurants for this purpose on the terms we develop from time to time. We reserve the right to discontinue or modify our policy of allowing restaurants to deliver food to customers at your WOB Tavern at any time, in our sole discretion.

11.9 Pricing. We may from time to time establish maximum, minimum or other pricing requirements to the fullest extent allowed by law.

11.10 Beer and Wine Licenses and Business Licenses. You understand and acknowledge that this Agreement is expressly conditioned on your ability to secure and maintain, at your sole cost, any and all required state, county and/or local alcohol beverage license(s) required for the on-premises sale and consumption and retail sale of beer, wine, and other approved products (food and non-food) at the Tavern and any other business licenses required for the operation of the Tavern. If you fail to secure the required alcohol beverage license(s) by the date the Tavern is otherwise ready (and/or required) to open for business, then we may, in our sole discretion, terminate this Agreement upon 10 days prior written notice to you and, in such event, we will not be required to refund the all or any part of the Franchise Fee. After you have secured the required alcohol beverage license(s), you will thereafter comply with all applicable laws and regulations relating to the sale of alcoholic beverages at the Tavern. If the sale and consumption of alcoholic beverages at the Tavern is suspended or prohibited for more than 10 consecutive days as a result of your failure to comply with applicable laws and regulations relating to the sale of alcoholic beverages at the Tavern, then we may, in our sole discretion, terminate this Agreement upon 10 days prior written notice to you and, in such event, we will not be required to refund all or any part of the Franchise Fee.

11.11 Compliance With Laws. You must operate the Tavern in full compliance with all applicable federal, state and local laws, rules and regulations, and agree to timely obtain and maintain in force any and all permits, certificates, or licenses necessary for the full and proper conduct of the Tavern, including, without limitation, business licenses, certificates of occupancy, liquor licenses, fictitious name registrations, sales tax permits, and fire permits. You shall be solely responsible for any fines, costs or penalties related to the foregoing matters. You must notify us in writing promptly (but in any event within 48 hours) after you receive notice of: (a) any violation, report, fine, test result or the like from any agency or governmental instrumentality; or (b) the commencement of any action, suit, or proceeding, or the issuance of any order, writ, injunction, award, or decree of any court, agency or other governmental instrumentality related to any of the matters referenced in this Section or which may adversely affect your operation of the WOB Tavern.

11.12 Management. You (or your Operating Principal) and one of your managerial employees that has satisfactorily completed our training program must assume responsibility for the WOB Tavern's day-to-day management and operation and supervision of the WOB Tavern's personnel. During all hours of operations, the WOB Tavern must be under the direct supervision of you (or your Operating Principal) and one other management-level employee, each of whom has satisfactorily completed our Initial Training program and meets our qualifications for a WOB Tavern manager. You (or your Operating Principal) and each of your managerial employees must sign our then-current form of Confidentiality Agreement, or other form satisfactory to us. If you (or your Operating Principal) will not be actively supervising and managing the WOB Tavern, then you must recruit, hire and maintain an "Operating Manager" who meets the following qualifications and conditions:

(a) The Operating Manager must own at least 10% of the economic ownership interest in the Business Entity or the WOB Tavern;

(b) The Operating Manager must have a sufficient amount of experience in managing and operating full-service retail alcohol establishments (in terms of duration, operational responsibilities, previous training, etc.) as a general manager or in a similar supervisory position to demonstrate to us that he or she is capable of managing a WOB Tavern on a full-time daily basis;

(c) The Operating Manager must have management responsibility and authority over the day-to-day operations of the WOB Tavern;

(d) The Operating Manager must be actively employed by you or the Business Entity on a full-time basis to manage the WOB Tavern's operations;

(e) The Operating Manager must be bound by our then-current form of confidentiality and non-competition agreement (or other contract in form and substance satisfactory to us); and

(f) The Operating Manager must have satisfactorily completed our initial training program and any other training programs we require from time to time.

Although you control the terms and conditions of the Operating Manager's employment, the compensation programs and structure must be submitted to us for our prior review and approval.

11.13 Personnel. You agree to hire, train and supervise your WOB Tavern personnel in accordance with the specifications set forth in the Manuals. All personnel must meet every requirement imposed by applicable federal, state and local law and those required by us as a condition to their employment. You are solely responsible for all employment decisions with respect to your employees, including hiring, firing, compensation, training, supervision and discipline, regardless whether you receive advice from us on any of these subject. All persons you employ who have access to any of the Confidential Information must sign a nondisclosure and noncompetition agreement in a form satisfactory to us. You are liable to us for any unauthorized disclosure of such information by any of your owners, directors, employees, representatives or agents.

11.14 Alcoholic Beverage and/or Food Agreements. Continuously throughout the term of this Agreement, you agree to provide alcoholic beverage services consisting of beer and wine and food services we may designate only at the WOB Tavern in accordance with our System Standards and subject to all applicable laws, unless we waive this requirement in advance in writing. We have the right to approve the form of any agreements, and all modifications to them, between you and any person or entity providing alcoholic beverage services or food to you, and the quality and brands of beer, wine and other beverages or foods we have approved to be sold at the WOB Tavern.

12. POINT OF SALE SYSTEM AND INFORMATION TECHNOLOGY

At your expense, you must purchase and use a computerized cash collection and data processing system (the "POS System") that meets the standards and specifications we prescribe from time to time in the Manuals or otherwise. You agree to enter all sales and other information that we require in the POS System. In addition to the POS System, you must use in developing and operating the WOB Tavern the computer hardware and operating and accounting software (and related training and periodic software support) (the "Computer System") that we specify. You must maintain the POS System and Computer System in good working order and connected to any telephone system or computer network that we require. We may require you to configure and connect the POS System and Computer System to our systems to provide us with continuous real-time access to all information stored on the POS and Computer System, at your expense. You must provide your own intemet service provider, with access via DSL or other technology we designate, and you are responsible for all ISP and other connectivity related fees and costs relating to your use of the POS System and Computer System.

You must also, at your expense, apply for and maintain credit card, debit card or other non-cash payment systems that we periodically require. We may require you to maintain support service contracts and/or maintenance service contracts and implement and periodically make upgrades and changes to the POS System, Computer System, and credit card, debit card and other non-cash payment systems. We reserve the right to designate the vendor(s) for such support service contracts and maintenance service contracts (which may be us or our affiliates).

We may periodically require you, at your expense, to upgrade or update the POS System and/or Computer System to remain in compliance with the standards and specifications required by us from time to time. You agree to incur such costs in connection with obtaining the components comprising the POS System and Computer System (or additions or modifications), as long as the POS System and Computer System we specify for use is the same that we, or our affiliates, then currently use in WOB Taverns that we, or they, own and operate. Within 30 days after you receive notice from us, you agree to obtain the components of the POS System and Computer System that we designate and require.

You must purchase and use any and all proprietary software programs which we have developed or may develop and/or designate for use for the System. We may require you to sign a software license agreement in a form that we prescribe and pay us a reasonable software licensing fee for such proprietary software. We may also charge you a reasonable systems fee (the "MIS Fees") for any modifications of and enhancements made to any proprietary software that we develop and license to you, and for other maintenance and support services that we, or our affiliates, furnish to you related to the POS System or Computer System, including access to and use of any WORLD OF BEER® intranet system that we establish. You must: (a) supply us with any and all codes, passwords and information necessary to access your POS System and Computer System, and may not change any of them without first notifying us; and (b) not load or utilize any software that we have not specified or approved for use.

13. MARKETING AND PROMOTION

Recognizing the value of marketing and the importance of the standardization of marketing and promotion to the furtherance of the goodwill and public image of WOB Taverns, the Marks and the System, you agree as follows:

13.1 Grand Opening You, at your sole expense, must develop and implement a grand opening promotion approved by us to introduce the Tavern to the public during the period that is 30 days prior to and 60 days after the date that your Tavern opens for business (the "Grand Opening Advertising"). You are required to spend a minimum of $5,000 for the Grand Opening Advertising. To the extent we have developed or approved marketing or advertising programs and materials for the Tavern's grand opening, you must use such programs and materials. The Grand Opening Advertising is in addition to your other marketing and advertising requirements, and the amounts you expend under this Section 13.1 will not be credited against any of your other obligations under this Agreement. Grand Opening Advertisement payments are to be made to third parties, not to us.

13.2 Establishment of Marketing and Development Fund. We have established a marketing and development fund (the "Marketing and Development Fund") for such advertising, marketing and public relations programs and materials on a system-wide basis we deem necessary or appropriate in our sole judgment. You agree to, upon notice from us, pay to us or our designee such amounts that we prescribe from time to time (the "Marketing Contributions"), 1.5% to 3% of Net Sales (or $375 per week if applicable law prohibits payments to us based on sales of alcohol and beverage products), payable in the same manner as the Royalty. In certain markets the amount of the Marketing Fund may vary as we determine based on numerous factors including the demographics of the market, competition, gross sales of WOB Taverns in your market, and other factors we may determine from time to time. The Marketing and Development Fund will be operated by us or our designee in accordance with the terms of this Agreement and the Marketing and Development Fund policies. We reserve the right to charge a separate fee for the development, hosting and maintenance of any Internet and Intranet websites. We reserve the right to defer or reduce Marketing Contributions of a WOB Tavern franchisee and, upon 30 days' prior written notice to you, to reduce or suspend contributions to and operations of the Marketing and Development Fund for one or more periods of any length and to terminate (and, if terminated, to reinstate) the Marketing and Development Fund. If the Marketing and Development Fund is terminated, all unspent monies on the date of termination will be distributed to our franchisees in proportion to their respective contributions to the Marketing and Development Fund during the preceding 12-month period. Our affiliates will contribute to the Marketing and Development Fund on the same basis as franchise owners for any WOB Tavern they own and operate. Even though you pay Marketing Contributions to us (or our designee), we (or our designee), by operation of the Marketing and Development Fund, are not your agents and do not owe fiduciary duties or other duties to you arising out of our (or our designee's) operation of the Marketing and Development Fund.

13.3 Use of the Funds. We, or our designee, will direct all programs financed by the Marketing and Development Fund, with sole control over the creative concepts, materials and endorsements, and the geographic, market, media placement and allocation and any Internet or Intranet websites, networks or communities we or it operate or participate in, or which requires your participation. You agree that the Marketing and Development Fund may be used to pay the costs of preparing or producing video, audio, Internet, Intranet, e-commerce, Website or written advertising materials; administering national or regional advertising programs, including, without limitation: purchasing direct mail or other media advertising; or employing or contracting with advertising, promotion or marketing agencies; supporting public relations; market research; other advertising, promotion or marketing activities; conducting product development; research; developing new purchasing and marketing programs, campaigns or networks (including via Internet, Intranet, Website(s) or other forms of e-commerce); all costs associated directly or indirectly with the operation, maintenance, hosting or development of websites bearing our Marks; or establishing Internet, Intranet, Website or other forms of e-commerce communities, networks, systems, methods, processes, databases or monitoring systems, which may include our establishing one or more Internet or Intranet Websites for purposes of: linking suppliers of products and services to our Website(s); our electronic monitoring of your performance under this Agreement; our sharing or selling information to third parties; our establishing business-to-business or business-to-customer e-commerce; promoting the development and growth of WORLD OF BEER® franchises or soliciting franchisees; or your reporting of Royalties, Net Sales or other information as we designate from time to time. The Marketing and Development Fund may be used and for defraying the reasonable salaries (whether individuals directly employed by us or our designee or under agreement with us or our designee), administrative hosting, development maintenance costs and overhead incurred by us our designees in connection with the Marketing and Development Fund. The Marketing and Development Fund may periodically furnish you with samples of advertising, marketing and promotional formats and materials at no cost. Multiple copies of such materials will be furnished to you at our direct cost of producing them, plus any related shipping, handling and storage charges.

13.4 Accounting for the Funds. The Marketing and Development Fund will be accounted for separately from our other funds and will not be used to defray any of our general operating expenses, except for such reasonable salaries, administrative costs, travel expenses and overhead as we or our designee may incur in activities related to the administration of the Marketing and Development Fund and its programs, including, without limitation, conducting market surveys, preparing advertising, promotion and marketing materials and collecting and accounting for contributions to the Marketing and Development Fund. We or our designee may spend, on behalf of the Marketing and Development Fund, in any fiscal year an amount greater or less than the aggregate contribution of all WOB Taverns to the Marketing and Development Fund in that year, and the Marketing and Development Fund may borrow from us or others to cover deficits or invest any surplus for future use. All interest earned on monies contributed to the Marketing and Development Fund will be used to pay advertising costs before other assets of the Marketing and Development Fund are expended. We or our designee will prepare a periodic statement of monies collected and costs incurred by the Marketing and Development Fund and furnish the statement to you upon written request. We or our designee have the right to cause the Marketing and Development Fund to be incorporated or operated through a separate entity at such time as we deem appropriate, and such successor entity will have all of the rights and duties specified in this Agreement.

13.5 Marketing and Development Fund Limitations. You acknowledge that the Marketing and Development Fund is intended to maximize recognition of the Marks and patronage of WOB Taverns. Although we or our designee will endeavor to utilize the Marketing and Development Fund to develop advertising and marketing materials and programs and to place advertising that will benefit all WOB Taverns, we or our designee undertake no obligation to ensure that expenditures by the Marketing and Development Fund in or affecting any geographic area are proportionate or equivalent to the contributions to the Marketing and Development Fund by WOB Taverns operating in that geographic area or that any WOB Tavern will benefit directly or in proportion to its contribution to the Marketing and Development Fund from the development of advertising and marketing materials or the placement of advertising. Except as expressly provided in this Section, we or our designee assume no direct or indirect liability or obligation to you with respect to collecting amounts due to the Marketing and Development Fund.

13.6 Local Advertising. You agree that, in addition to the payment of the Marketing Fund Contributions and any amounts required for Grand Opening Advertising, you will spend a reasonable amount each calendar quarter for local market advertising ("Local Advertising"), but in no event less than 1.5% of Net Sales per calendar quarter. The amount of advertising funds expended by you for Local Advertising will be determined by you, subject to the foregoing minimum requirement. Local Advertising expenditures do not include incentive programs, including, without limitation, costs of honoring coupons, product costs involved in honoring sales promotions, salaries, contributions, donations, yellow pages advertising, and interior and exterior signage. You must obtain and maintain records demonstrating your Local Advertising efforts and associated spending and submit them to us upon request. Within 15 days after the end of each calendar quarter, you must submit written documentation to us (signed and certified by you or your Operating Principal) demonstrating that you have complied with the Local Advertising requirements. If you fail to make Local Advertising expenditures in accordance with this Section, we will have the right to spend an amount not to exceed 1.5% of Net Sales of the Tavern on Local Advertising on your behalf, and you must reimburse us for such expenses upon demand. Your failure to comply with this Section will be deemed a material breach of this Agreement.

13.7 Cooperative Advertising and Promotion. Although not obligated to do so, we may create a cooperative advertising program for the benefit of franchised and company-owned WOB Taverns located within a particular region. We have the right to determine the composition of all geographic territories and market areas for the implementation of any cooperative advertising programs and to require that you participate in such cooperative advertising program when established. We have the right to collect and designate up to 50% of the Local Advertising expenditures for a cooperative advertising program. Your contributions to any cooperative advertising programs will be done proportionately and on a per-Tavern basis. We and our affiliates will make similar contributions for any WOB Taverns that we or they own and operate in any region for which a cooperative advertising program has been established. If a cooperative advertising program is implemented on behalf of a particular region, we reserve the right to establish an advertising cooperative (the "Cooperative") for a particular region to enable the Cooperative to self-administer the cooperative advertising program, and you agree to participate in such Cooperative according to the Cooperative's then-current rules and procedures and to abide by the Cooperative's then-current decisions. We may, upon 30 days' written notice to you, suspend or terminate any Cooperative's programs or operations. Your failure to timely contribute the amounts for cooperative advertising programs as required by this Section constitutes a material breach of the provisions of this Agreement and we may offset any amounts we otherwise owe to you the amount of your cooperative advertising contributions and pay such contributions for you.

13.8 Approval of Advertising. You agree that any advertising, promotion and marketing you conduct will be completely clear and conform to the highest standards of ethical marketing and the promotion policies which we prescribe from time to time. All advertising, promotion and marketing by you must be factually accurate and must not detrimentally affect the Marks or System, as determined in our sole discretion. Samples of all advertising, promotional and marketing materials which we have not prepared or previously approved must be submitted to us for approval before you use them. If you do not receive written disapproval within 30 days after our receipt of such materials, we will be deemed to have given the required approval. You must discontinue the use of any approved advertising within 5 days of your receipt of our request to do so. You may not use any advertising or promotional materials that we have disapproved. You may not enter into agreements with any advertising agencies, public relations firms, design firms or media properties, including radio, television, direct mail, Internet, newspaper or magazine, without our express written permission. You agree to reimburse us for any legal expenses that we incur in connection with our review of any proposed advertising, promotion or marketing materials for your Tavern. Such amounts are due upon receipt of our invoice. You are solely responsible for ensuring that any and all advertising, promotion and marketing for your Tavern complies in all respects with applicable laws, rules and regulations in your jurisdiction.

13.9 Telephone Directory Advertising. You must list and advertise the telephone number for the WOB Tavern in the "white pages" telephone directory and the classified or "yellow pages" telephone directory distributed in your local market area and in such directly heading or category as we specify ("Telephone Directory Advertising"). You must place the classified directory advertisement and listings together with other franchisees operating within the distribution area of the directories. If a joint listing is obtained, the cost of the advertisements and listings will be apportioned among WOB Taverns which are placed together. Telephone Directory Advertising expenditures are in addition to the Local Advertising required in Section 13.6 and the Grand Opening Advertising required in Section 13.1.

13.10 Internet Marketing. We have established and maintain an Internet website at the uniform resource locator ("URL") www.wobusa.com that provides information about the WORLD OF BEER® System and the services that we and our franchisees provide. We may (but are not required to) include at the WORLD OF BEER® website an interior page containing information about the WOB Tavern. If we include such information on the WORLD OF BEER® website, we may require you to prepare all or a portion of the page, at your expense, using a template that we provide. All such information will be subject to our approval prior to posting. We may require you to pay for website development arid/or hosting services related to any Internet website(s) that we maintain, or permit you to maintain, related to your WOB Tavern. We retain the sole right to market on the Internet, including all use of websites, domain names, URL's, linking, meta-tags, marketing, auction sites, e-commerce and co-branding arrangements. You may be requested to provide us content for our Internet marketing and must follow our Intranet and Internet usage rules, policies and requirements, as set forth in the Manuals or otherwise. We retain the sole right to use the Marks on the Internet, including on websites, as domain names, directory addresses, search terms, meta-tags, and in connection with linking, marketing, co-branding and other arrangements. You may not establish a presence on, or market using, the Internet in connection with the WOB Tavern unless you have obtained our express prior Written consent and subject to our specifications in connection with the same, due to our substantial interest in protecting the Marks, the System and the Confidential Information. In the event we approve an independent website for you or any other franchisee, we may require that such website be accessed only through our home page. You recognize and agree that we (or our affiliates) own all rights, title and interest in and to any and all websites, URLs, domain names, website addresses, e-mail addresses and any other means of electronic identification or origin we commission or utilize, or require or permit you to utilize, in connection with the WOB Tavern. You agree to sign and deliver to us our standard form of Conditional Assignment of Telephone Numbers and Listings and Internet Addresses attached as an exhibit to our Franchise Disclosure Document. We (or our affiliates) own all right, title and interest in and to information compiled from, derived from or obtained by us via your or our use of websites or our establishment of any Intranet, Internet or other forms of e-commerce networks or communities. You agree to establish, maintain and notify us of an active e-mail address at all times, and notify us of any change in e-mail address within 3 business days.

We may maintain one or more social media sites (e.g., www.twitter.com, www.faccbook.com, or such other social media sites). You may not establish or maintain any social media sites utilizing any user names, or otherwise associating with the Marks, without our advance written consent. We may designate from time to time regional or territory-specific user names/handles to be maintained by you. You must adhere to the social media policies established from time to time by us and will require all of your employees to do so as well. Any and all menu items (food and non-food) and retail items posted in the WOB Tavern, on the internet, or on any social media sites, as authorized by us, must at all times be accurate and up-to-date.

13.11 Supplemental Marketing. You must participate in supplemental marketing programs, like limited time offers, gift cards, gift certificates, coupons, loyalty programs, and customer relationship management, as we may periodically require. You will be responsible for certain costs associated with these supplemental marketing programs.

14. RECORDS, REPORTS AND FINANCIAL STATEMENTS

14.1 Accounting System. You agree to establish and maintain at your own expense a bookkeeping, accounting and recordkeeping system conforming to the requirements and formats we prescribe from time to time. We may require you to use approved computer hardware, software and Websites in order to maintain certain sales data and other information we designate from time to time, including updating of Manuals and for communication purposes. You agree that we may have access to such sales data and other information through the computer system at all times.

14.2 Accounting, Computers and Records. It is your responsibility to obtain accounting services and any required hardware or software related to them. You will at all times maintain the records reasonably specified in the Manuals or otherwise, including, without limitation, sales, inventory and expense information. To the extent we require support for accounting software used by you, such support will only be provided with respect to the accounting software then used by us in the operation of our own (or our affiliates' own) WOB Taverns.

14.3 Reports. You agree to furnish to us on such forms that we prescribe from time to time:

(a) following the Agreement Date, and weekly thereafter until your WOB Tavern opens, you will furnish us with a report of your progress in the development and opening of your WOB Tavern;

(b) at our request, within 5 days after their filing, copies of all sales tax and alcohol surtax returns for the WOB Tavern and copies of the canceled checks for the required sales taxes and alcohol surtaxes;

(c) on the Payment Day of each calendar month, a report on the WOB Tavern's Net Sales during the immediately preceding calendar month with the Royalty payment;

(d) within 20 days after the end of each calendar month, a profit and loss statement for the WOB Tavern for the immediately preceding calendar month and year-to-date and a balance sheet as of the end of such month;

(e) no later than April 15th of each year, annual profit and loss and source and use of funds statements and a balance sheet for the WOB Tavern as of the end of such fiscal year; and

(f) within 10 days after our request, exact copies of federal and state income and other tax returns and such other forms, records, books and other information we may periodically require.

We may require that any of the reports described in this Section or any information you are required to provide us under this Agreement or our System Standards be provided to us in electronic format via a secure Website (Internet or Intranet) at times and in the manner we designate, from time to time. We may require you to adopt a calendar year end as your fiscal year end for reporting purposes. If any of the reports or other information required to be provided to us in accordance with this Section or any other provision of this Agreement are not received by us by the required deadline, we may charge you a late submission fee equal to $150 for each week (or portion thereof) that such report (or other information) remains outstanding. Assessment of a late submission fee will not constitute a waiver of any rights or remedies available to us.

14.4 Access to Information. You agree to verify and sign each report and financial statement in the manner we prescribe. We have the right to disclose data derived from such reports without identifying you or the location of the WOB Tavern. We also have the right to require you to have reviewed or audited financial statements prepared on an annual basis if we reasonably believe that the reports are incorrect. Moreover, we have the right as often as we deem appropriate (including on a daily basis) to access, electronically or otherwise, all computer registers and other computer systems that you are required to maintain in connection with the operation of the WOB Tavern and to retrieve electronically or otherwise, all information (including sales, product mix, or other information) relating to the WOB Tavern's operations.

14.5 Copies of Reports. You agree to furnish us with a copy of all sales, income and other tax returns relating to your WOB Tavern, at our request. You will also send us copies of any sales or other reports sent to any landlord or governmental agency, at our request.

15. INSPECTIONS AND AUDITS

15.1 Our Right to Inspect the WOB Tavern. To determine whether you and the WOB Tavern are complying with this Agreement and all System Standards, we and our designated agents have the right at any time during your regular business hours, and without prior notice to you, to:

(a) inspect the WOB Tavern;

(b) observe, photograph and videotape the operations of the WOB Tavern for such consecutive or intermittent periods as we deem necessary;

(c) remove samples of any products (food or non-food), ingredients, materials or supplies for testing and analysis;

(d) interview personnel and customers of the WOB Tavern; and

(e) inspect and copy any books, records and documents relating to your operation of the WOB Tavern.

You agree to cooperate with us fully in connection with any such inspections, observations, photographing, videotaping, product removal, interviews and electronic (Internet or Intranet) record access. You agree to present to your customers such evaluation forms that we periodically prescribe and to participate and/or request your customers to participate in any surveys performed by us or on our behalf. You agree to correct or repair any unsatisfactory conditions we specify within 5 days.

15.2 Our Right to Audit. We have the right at any time during your business hours to inspect and audit, or cause to be inspected and audited, your (if you are a Business Entity) and the WOB Tavern's business, bookkeeping and accounting records, purchasing records, advertising and marketing records and expenditures, sales and income tax records and returns and other records. You agree to cooperate fully with our representatives and independent accountants we hire to conduct any such inspection or audit. If our inspection or audit is made necessary by your failure to furnish reports, supporting records or other information we require, or to furnish such items on a timely basis, or if the information is not accurate or if your Net Sales are understated by more than 2% for any reporting period, you agree to reimburse us for the cost of such inspection or audit, including, without limitation, the charges of attorneys and independent accountants and the travel expenses, room and board and compensation of our employees. You also must pay us any shortfall in the amounts you owe us, including late fees and interest, within 10 days of our notice. The foregoing remedies are in addition to our other remedies and rights under this Agreement and applicable law, which may include termination of this Agreement.

16. INSURANCE

You must procure, prior to opening the Tavern, and maintain in full force and effect during the term of this Agreement, at your expense, the following types of insurance (in addition to any insurance that may be required by applicable law, any lender or lessor): (a) comprehensive general liability insurance, including personal injury, products liability, liquor liability and fire damage coverage; (b) "all risk" property insurance, including fire and extended coverage insurance (including vandalism and malicious mischief insurance, and flood insurance) for the full cost of replacement of the Tavern and its contents; (c) worker's compensation insurance and employer's liability insurance as required by the state in which your Tavern is located; and (d) such other insurance policies, including business interruption insurance and automobile insurance, as we may determine from time to time. All insurance policies must: (i) be issued by carriers approved by us; (ii) contain such types and minimum amounts of coverage, exclusions and maximum deductibles as we prescribe from time to time; (iii) (except for worker's compensation insurance) name us, our affiliates, successors and assigns as additional insureds; (iv) provide for 30 days' prior written notice to us of any material modification, cancellation or expiration of such policy; and (v) include such other provisions as we may require from time to time.

At our request, you must furnish us with such evidence of coverage and payment of premiums as we require from time to time. If you fail or refuse to maintain any required insurance coverage, or to furnish satisfactory evidence thereof, we will have the right and authority (but not the obligation) to immediately procure such insurance coverage on your behalf and to charge the same to you, which charges, together with a reasonable fee for expenses incurred by us in connection with such procurement, will be payable by you immediately upon notice from us. You must cooperate with us in our effort to obtain such insurance policies.

Your obligation to maintain insurance coverage is not diminished in any manner by reason of any separate insurance we may chose to maintain, nor does it relieve you of your obligations under Section 21.4.

17. ADVISORY COUNCIL

17.1 Our Right to Create Advisory Council. We reserve the right to create at any time in the future, if or when we deem appropriate, in our sole discretion, a franchise advisory council or such successor association as may be sanctioned by us to serve as an advisory council to us with respect to the advertising, marketing, operation, new product and service suggestions, and other matters relating to WOB Taverns (the "Advisory Council"). If we establish an Advisory Council, we may seek the advice and counsel of the Advisory Council and its board of directors and committees. The Advisory Council's committees and their functions and membership will be subject to our written approval. Recognizing that the Advisory Council (if any) must function in a manner consistent with all WORLD OF BEER® franchises, we may require the governing rules of the Advisory Council to be consistent with this Agreement.

17.2 Your Membership in Franchise Advisory Council. If we create an Advisory Council, then, upon its creation, as long as your WOB Tavern continues to operate in accordance with the terms and conditions of this Agreement, you will be eligible for nomination to be a member with full voting rights and privileges in the Advisory Council. We reserve the right to approve the rules and bylaws of such Advisory Council.

18. TRANSFER

18.1 By Us. This Agreement is fully transferable by us, and inures to the benefit of any transferee or other legal successor to our interests, as long as such transferee or successor agrees to be bound by, and assumes all of our continuing obligations under, this Agreement.

18.2 By You. You understand and acknowledge that the rights and duties created by this Agreement are personal to you (or, if you are a Business Entity, to your owners) and that we have granted the Franchise to you in reliance upon our perceptions of your (or your owners') individual or collective character, skill, aptitude, attitude, business ability and financial capacity. Accordingly, neither this Agreement (or any interest in it) nor any ownership or other interest in you or the WOB Tavern may be transferred without our prior written approval. Any transfer without such approval constitutes a breach of this Agreement and is void and of no effect. As used in this Agreement, the term "transfer" includes your (or your owners') voluntary, involuntary, direct or indirect assignment, sale, gift or other disposition of any interest in: (a) you; (b) this Agreement; or (c) the WOB Tavern.

An assignment, sale, gift or other disposition includes the following events:

(i)	transfer of ownership of capital stock or a partnership interest;

(ii)	merger or consolidation or issuance of additional securities or interests representing an ownership interest in you;

(iii)	any issuance or sale of your stock or any security convertible to your stock;

(iv)	transfer of an interest in you, this Agreement or the WOB Tavern in a divorce, insolvency or corporate or partnership dissolution proceeding or otherwise by operation of law;

(v)	transfer of an interest in you, this Agreement or the WOB Tavern, in the event of your death or the death of one of your owners, by will, declaration of or transfer in trust or under the laws of intestate succession; or

(vi)	pledge of this Agreement (to someone other than us) or of an ownership interest in you as security, foreclosure upon the WOB Tavern or your transfer, surrender or loss of possession, control or management of the WOB Tavern.

18.3 Conditions for Approval of Transfer. If you (and your owners) are in full compliance with this Agreement, then subject to the other provisions of this Section 18, we will approve a transfer that meets all the applicable requirements of this Section. The proposed transferee and its direct and indirect owners must be individuals of good character and otherwise meet our then applicable standards for WOB Tavern franchisees. A transfer of ownership, possession or control of the WOB Tavern may be made only in conjunction with a transfer of this Agreement. If the transfer is of this Agreement or a controlling interest in you, or is one of a series of transfers which in the aggregate constitute the transfer of this Agreement or a controlling interest in you, all of the following conditions must be met prior to or concurrently with the effective date of the transfer:

(a) the transferee has sufficient business experience, aptitude and financial resources to operate the WOB Tavern;

(b) you have paid all Royalties, Marketing and Development Fund contributions, amounts owed for purchases from us and all other amounts owed to us or to third-party creditors and have submitted all required reports and statements;

(c) the transferee (or its Operating Partner) and its managerial employee (if different from your manager) have agreed to complete our standard training program;

(d) the transferee has agreed to be bound by all of the terms and conditions of this Agreement

(e) you or the transferee pay us a transfer fee equal to 50% of the then-current Franchise Fee (the "Transfer Fee"), payable prior to consummation of the transfer. The Transfer Fee is used to defray expenses we incur in connection with the transfer and the costs of training up to 2 trainees of the transferee (one of whom must be a managerial employee responsible for WOB Tavern operations). We may provide training to other employees. If we do so, you or the transferee must pay us a fee not to exceed $7,500 per person trained by us (other than the 2 trainees described above). You must pay all travel and living expenses for you, other trainees and your employees to attend the training. This subsection will not apply if the proposed transfer is among your owners, but the transferee is required to reimburse us for any administrative costs we incur in connection with the transfer. If the proposed transfer is to an existing WORLD OF BEER® franchisee, the Transfer Fee is 10% of the then-current Franchise Fee, payable in the same manner described above;

(f) you (and your transferring owners) have executed a general release, in form satisfactory to us, of any and all claims against us and our shareholders, officers, directors, employees and agents;

(g) we have approved the material terms and conditions of such transfer and determined that the price and terms of payment will not adversely affect the transferee's operation of the WOB Tavern;

(h) if you or your owners finance any part of the sale price of the transferred interest, you and/or your owners have agreed that all of the transferee's obligations pursuant to any promissory notes, agreements or security interests that you or your owners have reserved in the WOB Tavern are subordinate to the transferee's obligation to pay Royalties, Marketing and Development Fund contributions and other amounts due to us and otherwise to comply with this Agreement;

(i) you and your transferring owners have executed a non-competition covenant in favor of us and the transferee agreeing to be bound, commencing on the effective date of the transfer, by the post-term competitive restrictions otherwise contained in this Agreement; and

(j) you and your transferring owners have agreed that you and they will not directly or indirectly at any time or in any manner (except with respect to other WOB Taverns you own and operate) identify yourself or themselves or any business as a current or former WOB Tavern, or as one of our licensees or franchisees, use any Mark, any colorable imitation of a Mark, or other indicia of a WOB Tavern in any manner or for any purpose or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with us.

18.4 Transfer to a Business Entity. Notwithstanding the foregoing, if you are in full compliance with this Agreement, you may transfer this Agreement to a Business Entity that conducts no business other than the WOB Tavern and, if applicable, other WOB Tavern so long as you own, control and have the right to vote 51% or more of its issued and outstanding ownership interests (like stock or partnership interests) and you guarantee its performance under this Agreement. All other owners are subject to our approval. The organizational or governing documents of the Business Entity must recite that the issuance and transfer of any ownership interests in the Business Entity are restricted by the terms of this Agreement, are subject to our approval, and all certificates or other documents representing ownership interests in the Business Entity must bear a legend referring to the restrictions of this Agreement. As a condition of our approval of the issuance or transfer of ownership interests to any person other than you, we may require (in addition to the other requirements we have the right to impose) that the proposed owner execute an agreement, in a form provided or approved by us, agreeing to be bound jointly and severally by, to comply with, and to guarantee the performance of, all of the your obligations under this Agreement.

18.5 Transfer Upon Death or Disability. Upon your death or disability or, if you are a Business Entity, the death or disability of the owner of a controlling interest in you, your or such owner's executor, administrator, conservator, guardian or other personal representative must transfer your interest in this Agreement or such owner's interest in you to a third party. Such disposition of this Agreement or the interest in you (including, without limitation, transfer by bequest or inheritance) must be completed within a reasonable time, not to exceed 6 months from the date of death or disability, and will be subject to all of the terms and conditions applicable to transfers contained in Section 18. A failure to transfer your or such owner's interest within this period of time constitutes a breach of this Agreement. For purposes of this Agreement, the term "disability" means a mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent you or an owner of a controlling interest in you from managing and operating the WOB Tavern.

18.6 Operation Upon Death or Disability. If, upon your death or disability or the death or disability of the owner of a controlling interest in you, the WOB Tavern is not being managed by a trained manager, your or such owner's executor, administrator, conservator, guardian or other personal representative must within a reasonable time, not to exceed 15 days from the date of death or disability, appoint a manager to operate the WOB Tavern. Such manager will be required to complete training at your expense. Pending the appointment of a manager as provided above or if, in our judgment, the WOB Tavern is not being managed properly any time after your death or disability or after the death or disability of the owner of a controlling interest in you, we have the right, but not the obligation, to appoint a manager for the WOB Tavern. All funds from the operation of the WOB Tavern during the management by our appointed manager will be kept in a separate account, and all expenses of the WOB Tavern, including compensation, other costs and travel and living expenses of our manager, will be charged to this account. We also have the right to charge a reasonable management fee (in addition to the Royalty and Marketing and Development Fund contributions payable under this Agreement) during the period that our appointed manager manages the WOB Tavern. Operation of the WOB Tavern during any such period will be on your behalf, provided that we only have a duty to utilize our best efforts and will not be liable to you or your owners for any debts, losses or obligations incurred by the WOB Tavern or to any of your creditors for any products, materials, supplies or services the WOB Tavern purchases during any period it is managed by our appointed manager.

18.7 Effect of Consent to Transfer. Our consent to a transfer of this Agreement and the WOB Tavern or any interest in you does not constitute a representation as to the fairness of the terms of any contract between you and the transferee, a guarantee of the prospects of success of the WOB Tavern or transferee or a waiver of any claims we may have against you (or your owners) or of our right to demand the transferee's exact compliance wfith any of the terms or conditions of this Agreement.

18.8 Our Right of First Refusal. If you (or any of your owners) at any time determine to sell, assign or transfer for consideration an interest in this Agreement and the WOB Tavern or an ownership interest in you, you (or such owner) agree to obtain a bona fide, executed written offer and earnest money deposit (in the amount of 5% or more of the offering price) from a responsible and fully disclosed offeror (including lists of the owners of record and all beneficial owners of any corporate or limited liability company offeror and all general and limited partners of any partnership offeror) and immediately submit to us a true and complete copy of such offer, which includes details of the payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price. To be a valid, bona fide offer, the proposed purchase price must be denominated in a dollar amount. The offer must apply only to an interest in you or in this Agreement and the WOB Tavern and may not include an offer to purchase any of your (or your owners') other property or rights. However, if the offeror proposes to buy any other property or rights from you (or your owners) under a separate, contemporaneous offer, such separate, contemporaneous offer must be disclosed to us, and the price and terms of purchase offered to you (or your owners) for the interest in you or in this Agreement and the WOB Tavern must reflect the bona fide price offered and not reflect any value for any other property or rights.

We have the right, exercisable by written notice delivered to you or your selling owner(s) within 30 days from the date of the delivery to us of both an exact copy of such offer and all other information we request, to purchase such interest for the price and on the terms and conditions contained in such offer, provided that:

(a) we may substitute cash for any form of payment proposed in such offer (with a discounted amount if an interest rate will be charged on any deferred payments);

(b) our credit will be deemed equal to the credit of any proposed purchaser;

(c) we will have not less than 60 days after giving notice of our election to purchase to prepare for closing; and

(d) we are entitled to receive, and you and your owners agree to make, all customary representations and warranties given by the seller of the assets of a business or the capital stock of an incorporated business, as applicable, including, without limitation, representations and warranties as to:

(i)	ownership and condition of and title to stock or other forms of ownership interest and/or assets;

(ii)	liens and encumbrances relating to the stock or other ownership interest and/or assets; and

(iii)	validity of contracts and the liabilities, contingent or otherwise, of the corporation whose stock is being purchased.

If we exercise our right of first refusal, you and your selling owner(s) agree that, for a period of 2 years commencing on the date of the closing, you and they will be bound by the post-term competitive restrictions otherwise described in this Agreement.

If we do not exercise our right of first refusal, you or your owners may complete the sale to such purchaser pursuant to and on the exact terms of such offer, subject to our approval of the transfer as otherwise provided in this Agreement, provided that, if the sale to such purchaser is not completed within 120 days after delivery of such offer to us, or if there is a material change in the terms of the sale (which you agree promptly to communicate to us), we will have an additional right of first refusal during the 30 day period following either the expiration of such 120 day period or notice to us of the material change(s) in the terms of the sale, either on the terms originally offered or the modified terms, at our option.

19. TERMINATION OF AGREEMENT

19.1 By You. If you and your owners are in compliance with this Agreement and we materially fail to comply with this Agreement and do not correct or commence correction of such failure within 60 days after written notice of such material failure is delivered to us, you may terminate this Agreement effective 60 days after delivery to us of written notice of termination. Your termination of this Agreement for any other reason or without such notice will be deemed a termination without cause.

19.2 By Us. We have the right to terminate this Agreement effective upon delivery of written notice of termination to you, without opportunity to cure, if:

(a) you (or any of your owners or affiliates) have made any material misrepresentation or omission in connection with your purchase of the Franchise;

(b) you or the required number of your trainees fail to successfully complete Initial Training to our satisfaction or you have not fulfilled all of the conditions for management of the WOB Tavern;

(c) you fail to (i) obtain our approval of the Site within the required time period or (ii) open the Tavern for business within the required time period;

(d) you fail to secure the required alcohol beverage license(s) required to operate the Tavern and do not correct such failure within 10 days after written notice of such failure is delivered to you;

(e) the sale or consumption of alcoholic beverages at the Tavern is suspended or prohibited for more than 10 days as a result of your failure to comply with applicable laws and regulations relating to the sale of alcoholic beverages at the Tavern;

(f) the WOB Tavern is ordered closed by any governmental agency responsible for enforcing health and safety regulations;

(g) you abandon or fail to actively operate the WOB Tavern for 2 or more consecutive business days, unless the WOB Tavern has been closed for a purpose we have approved or because of casualty or government order;

(h) you surrender or transfer control of the operation of the WOB Tavern without our prior written consent;

(i) you (or any of your owners or affiliates) are or have been convicted by a trial court of, or plead or have pleaded no contest, or guilty, to, a felony or other serious crime or offense that is likely to adversely affect the reputation of the System and the goodwill associated with the Marks;

(j) you (or any of your owners or affiliates) engage in any dishonest or unethical conduct which may adversely affect the reputation of the. WOB Tavern, the reputation of any other WOB Tavern, or the reputation of the System and the goodwill associated with the Marks;

(k) you understate Net Sales by more than 2%, or our audits or investigations show that you understated Net Sales by more than 2%, 2 or more times during any 18-month period;

(1) you (or any of your owners or affiliates) make an unauthorized assignment of this Agreement or of an ownership interest in you or the WOB Tavern;

(m) in the event of your death or disability or the death or disability of the owner of a controlling interest in you, this Agreement or such owner's interest in you is not assigned as required under this Agreement;

(n) you lose the right to possession of the Site;

(o) you (or any of your owners or affiliates) make any unauthorized use of the Marks or unauthorized use or disclosure of any Confidential Information;

(p) you violate any health, safety or sanitation law, ordinance or regulation and do not begin to cure the noncompliance or violation immediately, and correct such noncompliance or violation within 5 days, after written notice is delivered to you, except we may require the immediate shut down of your WOB Tavern in the event we deem such violation to be a significant risk to the health and safety of the WOB Tavern's customers;

(q) you fail to make payments of any amounts due to us and do not correct such failure within 10 days after written notice of such failure is delivered to you;

(r) you fail to make payments of any amounts due to approved suppliers of products or services and do not correct such failure within 10 days after written notice of such failure is delivered to you by such supplier;

(s) you fail to pay when due any federal or state income, service, sales or other taxes due on the operations of the WOB Tavern, unless you are in good faith contesting your liability for such taxes;

(t) you (or any of your owners or affiliates) fail to comply with any other provision of this Agreement or of any other franchise agreement with us, or any System Standard and do not correct such failure within 30 days after written notice of such failure to comply is delivered to you;

(u) you (or any of your owners or affiliates) fail on 2 or more separate occasions within any period of 12 consecutive months or on 3 occasions during the term of this Agreement to submit when due reports or other data, information or supporting records, to pay when due any amounts due to us or otherwise to comply with this Agreement, whether or not such failures to comply were corrected after wrifteu notice of such failure was delivered to you; or

(v) you make an assignment for the benefit of creditors or admit in writing your insolvency or inability to pay your debts generally as they become due; you consent to the appointment of a receiver, trustee or liquidator of all or the substantial part of your property; the WOB Tavern is attached, seized, subjected to a writ or distress warrant or levied upon, unless such attachment, seizure, writ, warrant or levy is vacated within 30 days; or any order appointing a receiver, trustee or liquidator of you or the WOB Tavern is not vacated within 30 days following the entry of such order.

20. RIGHTS AND OBLIGATIONS UPON TERMINATION

20.1 Payment of Amounts Owed To Us. You agree to pay us and our affiliates within 15 days after the effective date of termination or expiration of this Agreement, or on such later date that the amounts due to us are determined, such Royalties, percentage payments based on sales of alcohol and beverage products, amounts owed for purchases from us, interest due on any of the foregoing and all other amounts owed to us which are then unpaid.

20.2 Marks. Upon the termination or expiration of this Agreement:

(a) you may not directly or indirectly at any time or in any manner (except with respect to other WOB Taverns you own and operate) identify yourself or any business as a current or former WOB Tavern, or as one of our licensees or franchisees, use any Mark, any colorable imitation of a Mark or other indicia of a WOB Tavern in any manner or for any purpose or utilize for any purpose any trade name, trade or service mark or other commercial symbol that indicates or suggests a connection or association with us;

(b) you agree to take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to your use of any Mark;

(c) if we do not have or do not exercise an option to purchase the WOB Tavern, you agree to deliver to us within 30 days after, as applicable, the effective date of expiration of this Agreement or the Notification Date all signs, sign-faces, sign-cabinets, marketing materials, forms and other materials containing any Mark or otherwise identifying or relating to a WOB Tavern and allow us, without liability to you or third parties, to remove all such items from the WOB Tavern;

(d) if we do not have or do not exercise an option to purchase the WOB Tavern, you agree that, after, as applicable, the effective date of expiration of this Agreement or the Notification Date, you will promptly and at your own expense make such alterations we specify to distinguish the WOB Tavern clearly from its former appearance and from other WOB Taverns so as to prevent confusion by the public;

(e) if we do not have or do not exercise an option to purchase the WOB Tavern you agree that, after, as applicable, the effective date of expiration of this Agreement or the Notification Date, you will notify the telephone company and all telephone directory publishers of the termination or expiration of your right to use any telephone, telecopy or other numbers and any regular, classified or other telephone directory listings associated with any Mark, authorize the transfer of such numbers and directory listings to us or at our direction and/or instruct the telephone company to forward all calls made to your telephone numbers to numbers we specify; and

(f) you agree to furnish us, within 30 days after, as applicable, the effective date of expiration of this Agreement or the Notification Date, with evidence satisfactory to us of your compliance with the foregoing obligations.

20.3 Confidential Information. You agree that, upon termination or expiration of this Agreement, you will immediately cease to use any of our Confidential Information in any business or otherwise and return to us all copies of the Manuals and any other confidential materials that we have loaned to you.

20.4 Competitive Restrictions. Upon termination or expiration of this Agreement for any reason whatsoever (provided you have not acquired a Successor Franchise), you and your owners agree that, for a period of 2 years commencing on the effective date of termination or expiration, neither you nor any of your owners will, directly or indirectly (e.g. through a spouse or child):

(a) have any direct or indirect interest as a disclosed or beneficial owner in any Competitive Business located or operating in the Non-Compete Area (as defined below);

(b) perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for any Competitive Business located or operating in the Non-Compete Area;

(c) recruit or hire any person who is our employee or the employee of any WOB Tavern owned by us, our affiliates or our franchisees without obtaining the prior written permission of that person's employer; or

(d) divert or attempt to divert any business or customer of WOB Taverns to any Competitive Business or otherwise take any action injurious or prejudicial to the goodwill associated with the Marks and the System.

For purposes of this Agreement, the "Non-Compete Area" is comprised of the geographic area located (i) within the Protected Territory; (ii) within a 10-mile radius of the WOB Tavern; and (iii) within a 10-mile radius of any WOB Tavern in operation or under construction on the effective date of the termination or expiration of this Agreement.

If any person restricted by this Section refuses voluntarily to comply with the foregoing obligations, the 2 year period will be extended by the period of noncompliance. You and your owners expressly acknowledge that you possess skills and abilities of a general nature and have other opportunities for exploiting such skills. Consequently, enforcement of the covenants made in this Section will not deprive you of your personal goodwill or ability to earn a living.

20.5 Our Right to Purchase.

(a) Exercise of Option. If this Agreement ends for any reason, we have the option, exercisable by giving written notice to you within 60 days from the date of such termination, to purchase the WOB Tavern from you, including the leasehold rights to the Site. (The date on which we notify you whether or not we are exercising our option is referred to in this Agreement as the "Notification Date"). We have the unrestricted right to assign this option to purchase the WOB Tavern. We will be entitled to all customary warranties and representations in connection with our asset purchase, including, without limitation, representations and warranties as to ownership and condition of and title to assets; liens and encumbrances on assets; validity of contracts and agreements; and liabilities affecting the assets, contingent or otherwise.

(b) Leasehold Rights. You agree at our election:

(i)	to assign your leasehold interest in the Site to us;

(ii)	to enter into a sublease for the remainder of the lease term on the same terms (including renewal options) as the prime lease; or

(iii)	to lease to us if you own the Site in accordance with the Agreement to Lease and our Standard Lease Agreement.

(c) Purchase Price. The purchase price for the WOB Tavern will be its fair market value, determined in a manner consistent with reasonable depreciation of the WOB Tavern's equipment, signs, inventory, materials and supplies, provided that the WOB Tavern will be valued as an independent business and its value will not include any value for:

(i)	the Franchise or any rights granted by this Agreement;

(ii)	the Marks; or

(iii)	participation in the network of WOB Taverns.

The WOB Tavern's fair market value will include the goodwill you developed in the market of the WOB Tavern that exists independent of the goodwill of the Marks and the System. The length of the remaining term of the lease for the Site will also be considered in determining the WOB Tavern's fair market value.

We may exclude from the assets purchased cash or its equivalent and any equipment, signs, inventory, materials and supplies that are not reasonably necessary (in function or quality) to the WOB Tavern's operation or that we have not approved as meeting standards for WOB Taverns, and the purchase price will reflect such exclusions.

(d) Appraisal. If we and you are unable to agree on the WOB Tavern's fair market value, its fair market value will be determined by 3 independent M.A.I. certified appraisers who collectively will conduct 1 appraisal. We will appoint one appraiser, you will appoint one appraiser and the two party-appointed appraisers will appoint the third appraiser. You and we agree to select our respective appraisers within 15 days after we notify you that we are exercising our option to purchase the WOB Tavern, and the two appraisers so chosen are obligated to appoint the third appraiser within 15 days after the date on which the last of the two party-appointed appraisers was appointed. You and we will bear the cost of our own appraisers and share equally the fees and expenses of the third appraiser chosen by the two party-appointed appraisers. The appraisers are obligated to complete their appraisal within 30 days after the third appraiser's appointment. At our option, you must deliver to us title and possession of the WOB Tavern and the Assets associated with it prior to the closing and prior to the completion of the appraisal process. If we decide to do so, the transfer will be complete at the time we exercise the option with the closing to consist solely of payment of the purchase price and delivery of signed documents.

The purchase price will be paid at the closing of the purchase, which will take place not later than 90 days after determination of the purchase price. We have the right to set off against the purchase price, and thereby reduce the purchase price by, any and all amounts you or your owners owe to us. At the closing, you agree to deliver instruments transferring to us:

(i)	good and merchantable title to the assets purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to us), with all sales and other transfer taxes paid by you; and

(ii)	all licenses and permits of the WOB Tavern which may be assigned or transferred; and

(iii)	the leasehold interest and improvements in the Site.

If you cannot deliver clear title to all of the purchased assets, or if there are other unresolved issues, the closing of the sale will be accomplished through an escrow. You and your owners further agree to execute general releases, in form satisfactory to us, of any and all claims against us and our shareholders, officers, directors, employees, agents, successors and assigns.

20.6 Continuing Obligations. All of our and your (and your owners' and affiliates') obligations which expressly or by their nature survive the expiration or termination of this Agreement will continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire. Examples include indemnification, payment, identification and dispute resolution provisions.

21. RELATIONSHIP OF THE PARTIES/INDEMNIFICATION

21.1 Independent Contractors. You and we understand and agree that this Agreement does not create a fiduciary relationship between you and us, that we and you are and will be independent contractors and that nothing in this Agreement is intended to make either you or us a general or special agent, joint venturer, partner or employee of the other for any purpose. You agree to conspicuously identify yourself in all dealings with customers, suppliers, public officials, WOB Tavern personnel and others as the independent owner of the WOB Tavern under a franchise we have granted and to place such notices of independent ownership on such forms, business cards, stationery, advertising and other materials as we may require from time to time. If you do not do so, we may place the notices and accomplish the foregoing as we see fit, and you must reimburse us for doing so.

21.2 No Liability for Acts of Other Party. You agree not to employ any of the Marks in signing any contract or applying for any license or permit, or in a manner that may result in our liability for any of your indebtedness or obligations, and you must not use the Marks in any way we have not expressly authorized. Neither we nor you will make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other, represent that our respective relationship is other than franchisor and franchisee, or be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing. We will not be obligated for any damages to any person or property directly or indirectly arising out of the WOB Tavern's operation or the business you conduct pursuant to this Agreement.

21.3 Taxes. We will have no liability for any sales, use, alcohol surcharge, service, occupation, excise, gross receipts, income, payroll, property or other taxes, whether levied upon you or the WOB Tavern, in connection with the business you conduct pursuant to this Agreement (except any taxes we are required by law to collect from you with respect to purchases from us). Payment of all such taxes are your sole responsibility.

21.4 Indemnification. You agree to indemnify, defend and hold us, our affiliates and our respective shareholders, directors, officers, employees, agents, successors and assigns (the "Indemnified Parties") harmless from and against, and to reimburse any one or more of the Indemnified Parties for, all claims, obligations and damages described in this Section, any and all taxes arising out of the operation of your WOB Tavern, and any and all claims and liabilities directly or indirectly arising out of the WOB Tavern's operation (even if our negligence is alleged, but not proven), your breach of this Agreement, or your use of the Marks in any manner not in accordance with this Agreement. For purposes of this indemnification, "claims" means and includes all obligations, damages (actual, consequential or otherwise) and costs reasonably incurred in the defense of any claim against any of the Indemnified Parties, including, without limitation, reasonable accountants', arbitrators', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other expenses of litigation, arbitration or alternative dispute resolution and travel and living expenses. The Indemnified Party has the right to defend any such claim against them in such manner as they deem appropriate or desirable in their sole discretion. This indemnity will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

Under no circumstances will we or any other Indemnified Party be required to seek recovery from any insurer or other third party, or otherwise to mitigate our, their or your losses and expenses, in order to maintain and recover fully a claim against you. You agree that a failure to pursue such recovery or mitigate a loss will in no way reduce or alter the amounts we or another Indemnified Party may recover from you.

22. ENFORCEMENT

22.1 Severability; Substitution of Valid Provisions. Except as otherwise stated in this Agreement, each term of this Agreement, and any portion of any term, are severable. The remainder of this Agreement will continue in full force and effect. To the extent that any provision restricting your competitive activities is deemed unenforceable, you and we agree that such provisions will be enforced to the fullest extent permissible under governing law. This Agreement will be deemed automatically modified to comply with such governing law if any applicable law requires: (a) a greater prior notice of the termination of or refusal to renew this Agreement; or (b) the taking of some other action not described in this Agreement; or (c) if any System Standard is invalid or unenforceable. We may modify such invalid or unenforceable provision to the extent required to be valid and enforceable. In such event, you will be bound by the modified provisions.

22.2 Waivers. We will not be deemed to have waived our right to demand exact compliance with any of the terms of this Agreement, even if at any time: (a) we do not exercise a right or power available to us under this Agreement; (b) we do not insist on your strict compliance with the terms of this Agreement; (c) if there develops a custom or practice which is at variance with the terms of this Agreement; or (d) if we accept payments which are otherwise due to us under this Agreement. Similarly, our waiver of any particular breach or series of breaches under this Agreement or of any similar term in any other agreement between you and us or between us and any other franchise owner, will not affect our rights with respect to any later breach by you or anyone else.

22.3 Limitation of Liability. Neither of the parties will be liable for loss or damage or deemed to be in breach of this Agreement if failure to perform obligations results from:

(a) compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal government or any department or agency thereof;

(b) acts of God, terror, war or similar events;

(c) acts or omissions of a similar event or cause. However, such delays or events do not excuse payments of amounts owed at any time.

22.4 Approval and Consents. Whenever this Agreement requires our advance approval, agreement or consent, you agree to make a timely written request for it. Our approval or consent will not be valid unless it is in writing. Except where expressly stated otherwise in this Agreement, we have the absolute right to refuse any request by you or to withhold our approval of any action or omission by you. If we provide to you any waiver, approval, consent, or suggestion, or if we neglect or delay our response or deny any request for any of those, we will not be deemed to have made any warranties or guarantees which you may rely on, and will not assume any liability or obligation to you.

22.5 Waiver of Punitive Damages. EXCEPT FOR YOUR OBLIGATIONS TO INDEMNIFY US AND CLAIMS FOR UNAUTHORIZED USE OF THE MARKS OR CONFIDENTIAL INFORMATION, YOU AND WE EACH WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY RIGHT TO, OR CLAIM FOR, ANY PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER. YOU AND WE ALSO AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN YOU AND US, THE PARTY MAKING A CLAIM WILL BE LIMITED TO EQUITABLE RELIEF AND RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS.

22.6 Limitations of Claims. ANY AND ALL CLAIMS ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP AMONG YOU AND US MUST BE MADE BY WRITTEN NOTICE TO THE OTHER PARTY WITHIN 1 YEAR FROM THE OCCURRENCE OF THE FACTS GIVING RISE TO SUCH CLAIM (REGARDLESS OF WHEN IT BECOMES KNOWN), EXCEPT FOR CLAIMS ARISING FROM: (A) CLAIMS FOR INDEMNIFICATION; AND/OR (B) UNAUTHORIZED USE OF THE MARKS. HOWEVER, THIS PROVISION DOES NOT LIMIT THE RIGHT TO TERMINATE THIS AGREEMENT IN ANY WAY.

22.7 Governing Law. EXCEPT TO THE EXTENT THIS AGREEMENT OR ANY PARTICULAR DISPUTE IS GOVERNED BY THE U.S. TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. §1051 AND THE SECTIONS FOLLOWING IT) OR OTHER FEDERAL LAW, THIS AGREEMENT AND THE FRANCHISE ARE GOVERNED BY FLORIDA LAW WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES AND EXCLUDING ANY LAW REGULATING THE SALE OF FRANCHISES OR GOVERNING THE RELATIONSHIP BETWEEN A FRANCHISOR AND FRANCHISEE, UNLESS THE JURISDICTIONAL REQUIREMENTS OF SUCH LAWS ARE MET INDEPENDENTLY WITHOUT REFERENCE TO THIS SECTION. ALL MATTERS RELATING TO ARBITRATION ARE GOVERNED BY THE FEDERAL ARBITRATION ACT. References to any law or regulation also refer to any successor laws or regulations and any implementing regulations for any statute, as in effect at the relevant time. References to a governmental agency also refer to any successor regulatory body that succeeds to the function of such agency.

22.8 Jurisdiction. YOU AND WE CONSENT, AND IRREVOCABLY SUBMIT TO, THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF COMPETENT JURISDICTION FOR HILLSBOROUGH COUNTY, FLORIDA, AND WAIVE ANY OBJECTION TO THE JURISDICTION AND VENUE OF SUCH COURTS. THE EXCLUSIVE CHOICE OF JURISDICTION DOES NOT PRECLUDE THE BRINGING OF ANY ACTION BY THE PARTIES FOR THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY SUCH JURISDICTION, IN ANY OTHER APPROPRIATE JURISDICTION OR THE RIGHT OF THE PARTIES TO CONFIRM OR ENFORCE ANY ARBITRATION AWARD IN ANY APPROPRIATE JURISDICTION.

22.9 Waiver of Jury Trial. YOU AND WE EACH IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER YOU OR US.

22.10 Cumulative Remedies. The rights and remedies provided in this Agreement are cumulative and neither you nor we will be prohibited from exercising any other right or remedy provided under this Agreement or permitted by law or equity.

22.11 Costs and Attorneys' Fees. If a claim for amounts owed by you to us or any of our affiliates is asserted in any legal or arbitration proceeding or if either you or we are required to enforce this Agreement in a judicial or arbitration proceeding, the party prevailing in such proceeding will be entitled to reimbursement of its costs and expenses, including reasonable accounting and attorneys fees. Attorneys' fees will include, without limitation, reasonable legal fees charged by attorneys, paralegal fees, and costs and disbursements, whether incurred prior to, or in preparation for, or contemplation of, the filing of written demand or claim, action, hearing, or proceeding to enforce the obligations of the parties under this Agreement.

22.12 Binding Effect. This Agreement is binding on and will inure to the benefit of our successors and assigns. Except as otherwise provided in this Agreement, this Agreement will also be binding on your successors and assigns, and your heirs, executors and administrators.

22.13 Entire Agreement. This Agreement, all exhibits to this Agreement and all ancillary agreements executed contemporaneously with this Agreement constitute the entire agreement between the parties with reference to the subject matter of this Agreement and supersede any and all prior negotiations, understandings, representations and agreements. Notwithstanding the foregoing, nothing in this Agreement shall disclaim or require Franchisee to waive reliance on any representation that Franchisor made in the most recent disclosure document (including its exhibits and amendments) that Franchisor delivered to Franchisee or its representative, subject to any agreed-upon changes to the contract terms and conditions described in that disclosure document and reflected in this Agreement (including any riders or addenda signed at the same time as this Agreement). Except as expressly provided otherwise in this Agreement, this Agreement may be modified only by written agreement signed by both you and us.

22.14 No Liability to Others; No Other Beneficiaries. We will not, because of this Agreement or by virtue of any approvals, advice or services provided to you, be liable to any person or legal entity who is not a party to this Agreement. Except as specifically described in this Agreement, no other party has any rights because of this Agreement.

22.15 Construction. The headings of the sections are for convenience only. If two or more persons are at any time franchise owners hereunder, whether or not as partners or joint venturers, their obligations and liabilities to us are joint and several. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and together will constitute one and the same instrument. "A or B" means "A" or "B" or both.

22.16 Certain Definitions. The term "family member" refers to parents, spouses, off-spring and siblings, and the parents and siblings of spouses. The term "affiliate" means any Business Entity directly or indirectly owned or controlled by a person, under common control with a person or controlling a person. The terms "franchisee, franchise owner, you and your" are applicable to one or more persons or a Business Entity, as the case may be. The singular use of any pronoun also includes the plural and the masculine and neuter usages include the other and the feminine. The term "person" includes individuals, corporations, partnerships (general or limited), limited liability companies, and all artificial or legal entities. The term "section" refers to a section or subsection of this Agreement. The word "control" means the power to direct or cause the direction of management and policies. The word "owner" means any person holding a direct or indirect, legal or beneficial ownership interest or voting rights in another person (or a transferee of this Agreement or an interest in you), including any person who has a direct or indirect interest in you or this Agreement and any person who has any other legal or equitable interest, or the power to vest in himself any legal or equitable interest, in the revenue, profits, rights or assets.

22.17 Timing. Time is of the essence of this Agreement. It will be a material breach of this Agreement to fail to perform any obligation within the time required or permitted by this Agreement. In computing time periods from one date to a later date, the words "from" and "commencing on" (and the like) mean "from and including"; and the words "to," "until" and "ending on" (and the like) mean "to but excluding." Indications of time of day mean Tampa, Florida time.

22.18 Private Disputes. ANY DISPUTE AND ANY LITIGATION WILL BE CONDUCTED AND RESOLVED ON AN INDIVIDUAL BASIS ONLY AND NOT A CLASS-WIDE, MULTIPLE PLAINTIFF OR SIMILAR BASIS. ANY SUCH PROCEEDING WILL NOT BE CONSOLIDATED WITH ANY OTHER PROCEEDING INVOLVING ANY OTHER PERSON, EXCEPT FOR DISPUTES INVOLVING AFFILIATES OF THE PARTIES.

23. DISPUTE RESOLUTION

23.1 Mediation. During the term of this Agreement, certain disputes may arise between you and us that may be resolvable through mediation. To facilitate such resolution, you and we agree each party must, before commencing any arbitration proceeding, submit the dispute to non-binding mediation at a mutually agreeable location (if you and we cannot agree on a location, the mediation will be conducted at our headquarters) to 1 mediator, appointed under the American Arbitration Association's Commercial Mediation Rules. The mediator will conduct the mediation in accordance with those rules. You and we agree that any statements made by either you or us in any such mediation proceedings will not be admissible in any subsequent arbitration or legal proceeding. Each party will bear its own costs and expenses of conducting the mediation and share equally the cost of any third parties who are required to participate. Nevertheless, both you and we have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction. However, the parties must immediately and contemporaneously submit the dispute for non-binding mediation. If the dispute between you and us cannot be resolved through mediation within 60 days following the appointment of the mediator, the parties must submit the dispute to arbitration subject to the following terms and conditions.

23.2 Agreement to Arbitrate. EXCEPT FOR DISPUTES (AS DEFINED BELOW) RELATED TO OR BASED ON THE MARKS (WHICH AT OUR SOLE OPTION MAY BE SUBMITTED TO ANY COURT OF COMPETENT JURISDICTION) AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BY THIS AGREEMENT, ANY LITIGATION, CLAIM, DISPUTE, SUIT, ACTION, CONTROVERSY, PROCEEDING OR OTHERWISE ("DISPUTE") BETWEEN OR INVOLVING YOU AND US (AND/OR INVOLVING YOU AND/OR ANY CLAIM AGAINST OR INVOLVING ANY OF OUR OR OUR AFFILIATES' SHAREHOLDERS, DIRECTORS, PARTNERS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, AFFILIATES, GUARANTORS OR OTHERWISE), WHICH ARE NOT RESOLVED WITHIN 45 DAYS OF NOTICE FROM EITHER YOU OR WE TO THE OTHER, WILL BE SUBMITTED TO ARBITRATION TO THE PLACE OF BUSINESS OF THE AMERICAN ARBITRATION ASSOCIATION CLOSEST TO OUR HEADQUARTERS IN TAMPA, FLORIDA. THE ARBITRATION WILL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION PURSUANT TO ITS COMMERCIAL ARBITRATION RULES. ALL MATTERS RELATING TO ARBITRATION WILL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C. §§1, ET SEQ.) AND NOT BY ANY STATE ARBITRATION LAW. THE PARTIES TO ANY ARBITRATION WILL EXECUTE AN APPROPRIATE CONFIDENTIALITY AGREEMENT, EXCEPTING ONLY SUCH DISCLOSURES AND FILINGS AS ARE REQUIRED BY LAW.

23.3 Place and Procedure. THE ARBITRATION PROCEEDINGS WILL BE CONDUCTED AT OUR HEADQUARTERS IN TAMPA, FLORIDA. ANY DISPUTE AND ANY ARBITRATION WILL BE CONDUCTED AND RESOLVED ON AN INDIVIDUAL BASIS ONLY AND NOT A CLASS-WIDE, MULTIPLE PLAINTIFF OR SIMILAR BASIS. ANY SUCH ARBITRATION PROCEEDING WILL NOT BE CONSOLIDATED WITH ANY OTHER ARBITRATION PROCEEDING INVOLVING ANY OTHER PERSON, EXCEPT FOR DISPUTES INVOLVING AFFILIATES OF THE PARTIES TO SUCH ARBITRATION. THE PARTIES AGREE THAT, IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING, EACH MUST SUBMIT OR FILE ANY CLAIM WHICH WOULD CONSTITUTE A COMPULSORY COUNTERCLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF CIVIL PROCEDURE) WITHIN THE SAME PROCEEDING AS THE DISPUTE TO WHICH IT RELATES. ANY SUCH DISPUTE WHICH IS NOT SUBMITTED OR FILED IN SUCH PROCEEDING WILL BE BARRED.

23.4 Awards and Decisions. THE PROCEEDINGS WILL BE HEARD BY A PANEL OF 3 ARBITRATORS. EACH PARTY WILL SELECT 1 ARBITRATOR, AND THE 2 ARBITRATORS WILL SELECT THE THIRD ONE. THE ARBITRATORS WILL HAVE THE RIGHT TO AWARD ANY RELIEF WHICH THEY DEEM PROPER IN THE CIRCUMSTANCES, INCLUDING, FOR EXAMPLE, MONEY DAMAGES (WITH INTEREST ON UNPAID AMOUNTS FROM THEIR DUE DATE(S)), SPECIFIC PERFORMANCE, TEMPORARY AND/OR PERMANENT INJUNCTIVE RELIEF, AND REIMBURSEMENT OF ATTORNEYS' FEES AND RELATED COSTS TO THE PREVAILING PARTY. THE ARBITRATORS WILL NOT HAVE THE AUTHORITY TO AWARD EXEMPLARY OR PUNITIVE DAMAGES EXCEPT AS OTHERWISE PERMITTED BY THIS AGREEMENT, NOR THE RIGHT TO DECLARE ANY MARK GENERIC OR OTHERWISE INVALID. YOU AND WE AGREE TO BE BOUND BY THE PROVISIONS OF ANY LIMITATIONS OF THE TIME IN WHICH CLAIMS MUST BE BROUGHT UNDER APPLICABLE LAW OR UNDER THIS AGREEMENT, WHICHEVER EXPIRES EARLIER. THE AWARD AND DECISION OF THE ARBITRATORS WILL BE CONCLUSIVE AND BINDING AND JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY ARBITRATION AWARD MAY BE ENFORCED AGAINST EITHER OR BOTH OF THEM IN A COURT OF COMPETENT JURISDICTION AND EACH WAIVES ANY RIGHT TO CONTEST THE VALIDITY OR ENFORCEABILITY OF SUCH AWARD. WITHOUT LIMITING THE FOREGOING, THE PARTIES WILL BE ENTITLED IN ANY SUCH ARBITRATION PROCEEDING TO THE ENTRY OF AN ORDER BY A COURT OF COMPETENT JURISDICTION PURSUANT TO AN OPINION OF THE ARBITRATORS FOR SPECIFIC PERFORMANCE OF ANY OF THE REQUIREMENTS OF THIS AGREEMENT. JUDGMENT UPON AN ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION AND WILL BE BINDING, FINAL AND NON-APPEALABLE.

23.5 Specific Performance. NOTHING IN THIS AGREEMENT WILL PREVENT YOU OR WE FROM OBTAINING TEMPORARY RESTRAINING ORDERS AND TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF FROM A COURT OF COMPETENT JURISDICTION. HOWEVER, YOU AND WE MUST CONTEMPORANEOUSLY SUBMIT A DISPUTE FOR ARBITRATION ON THE MERITS.

23.6 Third Parties. THE ARBITRATION PROVISIONS OF THIS AGREEMENT ARE INTENDED TO BENEFIT AND BIND CERTAIN THIRD PARTY NON-SIGNATORIES, AND ALL OF YOUR AND OUR OWNERS AND AFFILIATES.

23.7 Survival. THIS SECTION 23 CONTINUES IN FULL FORCE AND EFFECT SUBSEQUENT TO AND NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT FOR ANY REASON.

24. NOTICES AND PAYMENTS.

All written notices and reports permitted or required under this Agreement or by the Manuals will be deemed delivered:

(a) 2 business days after being placed in the hands of a commercial airborne courier service for next business day delivery; or

(b) 3 business days after placement in the United States mail by certified mail, return receipt requested, postage prepaid.

We may direct notices to your affiliates to you. All notices must be addressed to the parties as follows:

If to Us: If to You:

WORLD OF BEER FRANCHISING, INC.

10910 Sheldon Road

Tampa, Florida 33626

Attention: President

CAMBRIDGE CRAFT, LLC

505 South Flagler Drive, Suite 1010

West Palm Beach, Florida 33401

Attention: Glenn E. Straub or James D. Cecil

Either you or we may change the address for delivery of all notices and reports and any such notice will be effective within 10 business days of any change in address. Any required payment or report not actually received by us during regular business hours on the date due (or postmarked by postal authorities at least 2 days prior to such date, or in which the receipt from the commercial courier service is not dated prior to 2 days prior to such date) will be deemed delinquent.

Intending to be bound, you and we sign and deliver this Agreement effective as of the Agreement Date, regardless of the actual date of signature.

"US":		"YOU":

WORLD OF BEER FRANCHISING, INC.,		CAMBRIDGE CRAFT, LLC,
a Florida corporation		a Massachusetts limited liability company

By:	/s/ Benjamin P. Novello	By:	/s/ Glenn E. Straub
Print Name:	Benjamin P. Novello	Print Name:	Glenn E. Straub
Title:	Chief Development Officer	Title:	Manager
Date:	12/15/15	Date:	11/27/15

By:	/s/ James D. Cecil
Print Name:	James D. Cecil
Title:	Manager
Date:	11/27/15

[Signature Page to World of Beer Franchising, Inc. Franchise Agreement]

EXHIBIT A TO THE FRANCHISE AGREEMENT

THE SITE

100 Cambridgeside PI
Cambridge, MA 02141

"US":		"YOU":

WORLD OF BEER FRANCHISING, INC.,		CAMBRIDGE CRAFT, LLC,
a Florida corporation		a Massachusetts limited liability company

By:	/s/ Benjamin P. Novello	By:	/s/ Glenn E. Straub
Print Name:	Benjamin P. Novello	Print Name:	Glenn E. Straub
Title:	Chief Development Officer	Title:	Manager
Date:	12/15/15	Date:	11/27/15

By:	/s/ James D. Cecil
Print Name:	James D. Cecil
Title:	Manager
Date:	11/27/15

A-1

EXHIBIT B TO THE FRANCHISE AGREEMENT

MAP OR DESCRIPTION OF DESIGNATED AREA

NOT APPLICABLE

Check box ☐ if map is attached.

You acknowledge that the Designated Area is delineated solely for the purpose of establishing a geographic area within which you will secure an approved site for the WOB Tavern and for no other purpose. The Designated Area does not grant to you any promise of exclusivity or territorial protection.

"US":		"YOU":

WORLD OF BEER FRANCHISING, INC.,		CAMBRIDGE CRAFT, LLC,
a Florida corporation		a Massachusetts limited liability company

By:	/s/ Benjamin P. Novello	By:	/s/ Glenn E. Straub
Print Name:	Benjamin P. Novello	Print Name:	Glenn E. Straub
Title:	Chief Development Officer	Title:	Manager
Date:	12/15/15	Date:	11/27/15

By:	/s/ James D. Cecil
Print Name:	James D. Cecil
Title:	Manager
Date:	11/27/15

B-1

EXHIBIT C TO THE FRANCHISE AGREEMENT

MAP OR DESCRIPTION OF PROTECTED TERRITORY

The City of Cambridge, City of Somerville, and neighborhood of Boston known as Charlestown ("Radius Area")

Check box ☐ if map is attached.

"US":		"YOU":

WORLD OF BEER FRANCHISING, INC.,		CAMBRIDGE CRAFT, LLC,
a Florida corporation		a Massachusetts limited liability company

By:	/s/ Benjamin P. Novello	By:	/s/ Glenn E. Straub
Print Name:	Benjamin P. Novello	Print Name:	Glenn E. Straub
Title:	Chief Development Officer	Title:	Manager
Date:	12/15/15	Date:	11/27/15

By:	/s/ James D. Cecil
Print Name:	James D. Cecil
Title:	Manager
Date:	11/27/15

C-1

EXHIBIT D TO THE FRANCHISE AGREEMENT

INDEX

This Index is intended as a general guideline to assist you in reading the Franchise Agreement. You must review the Franchise Agreement to get an exact definition of a term.

Account	14	Notification Date	41
Advisory Council	33	Opening On-Site Assistance	15
affiliate	46	Operating Assets	11
Agreement	1	Operating Manager	24
Agreement Date	1	Operating Principal	4
Annual Conference	16	our	1
Anti-Terrorism Laws	2	owner	46
Business Entity	3	Payment Day	13
Capital Modifications	23	person	46
claims	43	POS System	25
Competitive Business	20	Preferred Vendor Agreements	12
Computer System	25	Preferred Vendor Programs	12
Confidential Information	18	Preferred Vendors	12
control	46	Program Rules	12
Cooperative	29	Proprietary Products	24
Designated Area	5	Protected Territory	5
disability	35	Response Notice	6
DISPUTE	47	Royalty	13
family member	46	section	46
Franchise	4	Site	4
Franchise Fee	13	Special Locations	5
franchise owner	46	Successor Franchise	6
franchisee	46	Successor Franchise Agreement	6
Franchisee	1	Successor Franchise Fee	7
Franchisor	1	System	1
Grand Opening Advertising	26	System Standards	21
Gross Sales	14	Telephone Directory Advertising	29
Improvements	19	transfer	33
Indemnified Parties	43	Transfer Fee	34
Initial Training	15	URL	29
Lease Assignment	9	us	1
Local Advertising	28	we	1
Manuals	21	WOB Tavern Materials	11
Marketing and Development Fund	27	WOB Taverns	1
Marketing Contributions	27	WORLD OF BEER®	1
Marks	1	you	1
MIS Fees	26	you and your	46
Net Sales	14	your	1
Non-Compete Area	40

D-1